AS FILED WITH THE COMMISSION ON JUNE 21, 2005    FILE NO. 333-122449


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            FORM SB-2A (AMENDMENT 1)


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              HENLEY VENTURES INC.
                 (Name of small business issuer in its charter)
     NEVADA                             1400                       98-0359930
     ------                             ----                       ----------
(State or jurisdiction of      (Primary  Standard Industrial   (I.R.S.  Employee
incorporation or organization)  Classification Code Number)  Identification No.)

3rd Floor - 830 West Pender Street, Vancouver, British Columbia, Canada, V6C 1J8
                                   (604) 683-6991
--------------------------------------------------------------------------------
            (Address and telephone of registrant's executive office)

3rd Floor - 830 West Pender Street, Vancouver, British Columbia, Canada, V6C 1J8
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

    Empire Stock Transfer Inc., Suite 300 - 7251 West Lake Mead Boulevard,
                             Las Vegas, Nevada, 89128
   ----------------------------------------------------------------------
           (Name, address and telephone number of agent of service)

                                   copies to:
    Frank W. Birkholz, P.C., 1001 Fourth Ave., Suite 3827, Seattle, Washington,
                            98154 (Tel: 206-682-7628)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement under number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the  following  box  [   ]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------





TITLE OF EACH          NUMBER OF            PROPOSED                PROPOSED
CLASS OF SECURITIES    SHARES TO        MAXIMUM OFFERING       MAXIMUM AGGREGATE       AMOUNT OF
TO BE REGISTERED     BE REGISTERED  PRICE PER SHARE (I) (II)     OFFERING PRICE     REGISTRATION FEE
-------------------  -------------  -------------------------  ------------------  ------------------

Common Stock,
par value of $0.001
per share . . . . .      1,220,000          $ 0.10                  $ 122,000           $  100 (iii)
-------------------  -------------  -------------------------  ------------------  ------------------



(i) Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act"). Estimated solely for the purposes of calculating the registration fee. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to Henley Ventures' shareholders in a private placement memorandum. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or the "Pink Sheets" at which time the shares may be sold at prevailing market prices or privately negotiated prices.


(ii) There  is  no  public  market  for  Henley  Ventures  Inc.  securities.

(iii)  Previously  paid  fees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.







Prospectus                                             Subject  to  Completion

                                                         Date June 21, 2005


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFERING OR SALE IS NOT PERMITTED.

                              HENLEY VENTURES INC.

                                   ("Henley")




                    MAXIMUM OFFERING PRICE:   $0.10 PER SHARE
          MAXIMUM OFFERING OF SHARES:  1,220,000 SHARES OF COMMON STOCK




We are registering 1,220,000 common shares for resale by the selling security holders identified in this prospectus. We will not receive any of the proceeds for the sale of the shares by the selling security holders. We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.



The selling security holders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and then at prevailing market prices or privately negotiated prices.



There  is  no  public  market  for  Henley's  common  shares.



INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE READER SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS"
BEGINNING  AT  PAGE  3.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus is               , 2005






                                TABLE OF CONTENTS







                                                                          Page
                                                                          -----
Item 3 .  Summary Information and Risk Factors                             1
Item 4 .  Use of Proceeds                                                  9
Item 5 .  Determination of Offering Price                                  9
Item 6 .  Dilution                                                         9
Item 7 .  Selling Security Holders                                         9
Item 8 .  Plan of Distribution                                            10
Item 9 .  Legal Proceedings                                               12
Item 10.  Directors, Executive Officers, Promoters and Control Persons    12
Item 11.  Security Ownership of Certain Beneficial Owners and Management  15
Item 12.  Description of Securities                                       17
Item 13.  Interest of Named Experts and Counsel                           20
Item 14   Disclosure of Commission Positions on Indemnification
.. . . . . .  for Securities Act Liabilities                               20
Item 15.  Organization within Last Five Years                             21
Item 16.  Description of Business                                         22
Item 17.  Management's Discussion and Analysis or Plan of Operation       34
Item 18.  Description of Property                                         40
Item 19. .Certain Relationship and Related Party Transactions             41
Item 20.  Market for Common Equity and Related Stockholders Matters       42
Item 21.  Executive Compensation                                          43
Item 22. .Financial Statements                                            46
Item 23   Changes In and Disagreement with Accountants on Accounting
.. . . . . .  and Financial Disclosure                                     58






ITEM  3.          SUMMARY  INFORMATION  AND  RISK  FACTORS


SUMMARY  INFORMATION  OF  HENLEY


This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read the entire prospectus carefully, including "Risk Factors" section and the remainder of the prospectus, before making an investment decision. In this prospectus we refer to Henley Ventures Inc. as "Henley", "we", "our" and "us".

HENLEY  VENTURES  INC.


     Henley was incorporated as Henley Ventures Inc. by Articles of Incorporation dated January 3, 2001 pursuant to laws of the State of Nevada. Our executive offices are located at 3rd Floor - 830 West Pender Street, Vancouver, British Columbia, Canada, V6C 1J8 (Tel: 604-683-6991; Fax:
604-681-1775). Presently, we do not have any subsidiaries, affiliated companies or joint venture partners.



     We are a pre-exploration stage company since we have not explored sufficiently our mineral claim to determine the existence of any minerals on it. In addition, we have no revenues and very limited operations since our incorporation. We acquired the HV mineral claim (the "HV") from Paul Saulnier on January 24, 2001 but as noted below, Henley no longer has an interest in the HV claim. We acquired the Red Bird by way of a Bill of Sale Absolute from Richard
J. Billingsley on July 28, 2004. This Bill of Sale Absolute has not been filed with the Ministry and therefore the claims are still in the name of Richard Billingsley. The only way to ensure the Red Bird is not transferred to a third party without the knowledge of Henley is to have the Red Bird registered in the name of Henley. This has not been done - refer to Risk Factor #11 on page 6 and page 27. In addition, Henley does not own the land comprising the Red Bird but has only the rights to the minerals thereon. The land is owned by the Province of British Columbia; known as the Crown. There are no proven ore reserves on the Red Bird. Therefore, any expenses incurred in exploring the Red Bird are expensed during the period they are incurred.



     Our auditors have expressed substantial doubt about our ability to continue as a going concern - refer to page 46.



     We currently have two officers that devote an immaterial amount of time to our business. For example, one of our officers devotes approximately 10 hours per month to our business and our other officer devotes approximately 5 hours per month to our business.



     We will have to raise money to meet our obligations during the next twelve months in the amount of approximately $52,160 - refer to page 35 and Risk Factor #1 on page 3.



     Previously we had a 100 percent interest in the HV mineral claim group (being a group of claims located in the same area, being roughly of the size of 1,500 feet by 1,500 feet, with each touching one or more other claims in the group) located in the Alberni Mining Division of British Columbia comprising 493 acres. We undertook several exploration programs on the HV which would have maintained the claims in good standing until January 24, 2006. Effective January 12, 2005, the Ministry of Energy and Mines for the Province of British Columbia changed its method of staking and maintaining a mineral property in good standing - refer to page 27. This resulted in Henley losing the rights to the minerals on the HV claim.


     We have a 100 percent interest in the mineral rights on certain claims in British Columbia, Canada called the Red Bird Property (the "Red Bird"). The claim consists of approximately 1,544 acres. It is 93 air miles northeast of Vancouver, British Columbia. We have not yet undertaken any exploration work on the Red Bird. There is no assurance we will find a commercially viable mineral reserve on the Red Bird. The Red Bird is in good standing until July 25, 2006 at which time assessment work or cash in lieu of assessment work will have to be filed with the Ministry of Energy and Mines for the Province of British Columbia (the "Ministry") in the amount of approximately $1,900 to keep it in good standing for a further twelve months.


     On the Red Bird claim, Henley is focusing on precious metals; being gold and silver.



     Henley  has  1,450,000  shares  outstanding.



     We have cash of $218 as at March 31, 2005 with no other assets, and have liabilities of $26,360 of which $11,493 is owed to our directors. Since our inception we have incurred accumulated losses of $99,947. We anticipate minimum operating expenses for the next twelve months of $40,667 (page 35).


     We  do  not  have  any  employees  either  full  or  part  time.

THE  OFFERING


     The selling security holders are offering for resale 1,220,000 shares of our common stock that they currently own. This represents 84 percent of the issued and outstanding shares. We will not be involved in the offer or the sale of these shares other than registering such shares pursuant to this prospectus.


We are not listed for trading on any stock exchange or an automated quotation system.

                          SUMMARY FINANICAL INFORMATION




                                                      Date of        Date of
                                                     Inception      Inception
                                                     January 3,     January 3,
                                                      2001 to        2001 to
                                                     March 31,     December 31,
                                                       2005          2004
                                                    (Unaudited)    (Audited)
                                                   ------------   --------------
Statement of Expenses Information:

Revenue . . . . . . . . .                 . . .  $        Nil     $      Nil
Net Losses                                            (99,947)       (86,431)
Total Operating Expenses                               99,947         86,431
Staking and Exploration Costs                          12,695         10,945
General and Administrative                             87,252         75,486

                                                        As of .. . . .  As of
                                                       March 31, .  December 31,
                                                         2005          2004
                                                      (Unaudited)   (Audited)
-----------------------------------  --------------
Balance Sheet Information:

Cash                                                      218          9,018
Total Assets                                              218          9,018
Total Liabilities                                      26,360         24,952
Stockholders Equity (deficit)                         (26,142)       (15,934)

RISK  FACTORS

     An investment in our shares, being offered in this prospectus, involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus. This prospectus also contains forward-looking statements that involves risks and uncertainties. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the price of our common stock could decline.

     If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the price of our common stock could decline.


1. OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUR OUR ABILITY TO CONTINUE AS A GOING CONCERN

Cordovano & Honeck, our auditors, are concerned as to whether we will be able to continue as a going concern unless adequate financing is obtained in the near future. Presently, we owe our auditors $4,000, our in-house accountant $10,750 and $117 for unpaid office expenses. In addition, our President, Mr. Sam Hirji, is owed $11,306 and Mr. Moeller, our Chief Financial Officer, is owed $187. During the next twelve months, we will require $40,667 to maintain our operations and to pay for the expenses associated with this prospectus. If we were required to settle all the above amounts owed or to be incurred in the future at a single time, we would require cash of $52,160. We do not have these funds on hand. The only availability of funds will be from the issuance of treasury shares or from advances from our directors and officers. If we cannot attract funds from either of these two sources, we might cease to operate as a going concern.



2. THE MAJORITY OF OUR DIRECTORS, WHO WORK ONLY WORK PART TIME ON OUR AFFAIRS, HAVE NOT MANAGED AN EXPLORATION COMPANY AND ARE UNFAMILIAR WITH THE REPORTING REQUIREMENTS OF A PUBLIC COMPANY

None of our directors work full time for us due to having other business interests which take the majority of their time. Only Terry Heard, a director and professional geologist, has had any experience in managing an exploration company but, like his fellow directors, has never been a principal accounting officer involved with the reporting requirements of a company quoted on the OTCBB. As a director, his role is to review proposed exploration programs, advice the Board of Directors as to their merit and overseeing the physical exploration work. Our directors might find it difficult to find the time to adhere to reporting and filing requirements of a public company which, as a minimum, will entail the filing of such reports as quarterly (10Q-SB) and annual financial statements (10K-SB), insiders' reports (3, 4 and 5) , disclosure and change reports (8-K) and annual information circulars to stockholders. Unless the directors are willing to spend more time addressing these matters, we will have to hire professionals to undertake these filing requirements for Henley and this will increase the overall cost of operations.



3. WE ARE A START UP COMPANY FACING PROBLEMS NEW TO US SUCH AS ASSESSING THE MINERAL POTENTIAL OF THE RED BIRD, HIRING PROFESSIONAL STAFF, PREPARATION OF FINANCIAL STATEMENTS AND IDENTIFYING A MARKET MARKER.

Henley is in the start up stage; being a relatively new business only incorporated in January 2001, thereby having relatively little experience in operating itself. First, we have never undertook a significant exploration program since, in the past, we have only done sufficient work to maintain the HV claim in good standing. Undertaking a major exploration program will require knowledge which the majority of the directors and officers do not have.

Regardless of the results, we have never assessed the merits of a mineral property regarding whether future exploration is warranted. Second, we will have to interview professional staff to work on the Red Bird claim which might be difficult for our directors to do unless Terry Heard is available to assist them. In the event there is a shortage of professional people in British
Columbia, our chances in obtaining experienced people will be more difficult since the majority of professional would rather work for a company which is well known and has an inventory of mineral claims. Third, we have never had to prepare on a regular basis reports such as financial statements, budgets and notices to our shareholders. When our prospectus is effective we will have to file Forms 10K-SB and 10Q-SB and insiders' reports required by our officers and directors to file with the SEC. None of these reports have ever been prepared by us and will take time to learn what is required. Fourth, we will have to identify a market marker to make an application to the NASD so that our shares can be quoted on the OTC Bulletin Board (the "OTCBB"). Market makers might not wish to quote a start up company and therefore we might never have our shares quoted on the OTCBB.



4. SINCE JANUARY 3, 2001, OUR DATE OF INCEPTION, WE HAVE NOT MADE ANY REVENUE AND HAVE ACCUMULATED LOSSES OF $99,947

     Since our inception on January 3, 2001, we have made no revenue and as at March 31, 2005 have accumulated losses of $99,947. Since we are a pre-exploration stage company, all money spent by us on the exploration of the Red Bird will increase our accumulated losses since it is extremely unlikely we will be able to earn any revenue for a minimum of more than 5 years. First, we will have to explore the Red Bird by establishing a grid allowing us to take rock and soil samples for assaying to determine if there exists any mineralization on the Red Bird. If there is mineralization, we will have to extend the grid and also take additional samples from within the original grid to determine the extent of mineralization. As a minimum, the sampling of rocks and soils using the grid could take two to three years. All expenses during this time will increase our accumulated losses. If the results are still favorable, we will consider a diamond drilling program. Drilling is expenses and the number of holes to be drilled is unknown. Again, the accumulated losses will continue to increase without any revenue being generated. There is the possibility we might never generate any revenue and eventually have to cease our operations.



5. LOSS OF TOTAL INVESTMENT BY OUR SHAREHOLDERS DUE TO HAVING INSUFICIENT FUNDS TO MEET FUTURE OBLIGATIONS

     With only $218 in our bank account as at March 31, 2005 and our estimated money required for operations over the next twelve months being $40,667, we do not have sufficient funds to meet our future obligations which might result in our stockholders losing their total investment in Henley.



6. PENNY STOCK RULES MAY RESULT IN FEWER BROKERS WILLING TO MAKE A MARKET IN OUR SHARES

The penny stock rules adopted by the Securities and Exchange Commission may result in fewer brokers making a market in our shares when, and if, we obtain a quotation on the OTCBB. Penny stocks are generally equity securities with a price less than $5.00. It is extremely doubtful our share price will trade above the $5.00 level in the near or foreseeable future. Therefore, the penny stock rule might result in fewer brokers willing to make a market in our shares resulting in liquidity to our stockholders being restricted.

7. THERE IS NO CURRENT MARKET FOR OUR SHARES WHICH WILL AFFECT THE LIQUIDITY IN SELLING OF OUR SHARES

We are not listed on any exchange or quotation system and do not have a market maker which results in no market for our shares. Therefore, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. It is our intention to apply for a quotation on the OTCBB whereby:

     We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the NASD personnel; and

     We will not be quoted on the OTCBB unless we are current in our reports; being as a minimum Forms 10K-SB and 10Q-SB, filed with the SEC or other regulatory authorities;
,
Presently, we estimate the time it will take us to become effective with this prospectus will be six months and twelve to eighteen weeks to be approved for a quotation on the OTCBB. We cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB. If this is the case, there will be no liquidity for the shares of our shareholders.


8. IF A MARKET DEVELOPS FOR OUR SHARES THERE MAY BE WIDE FLUCTUATIONS IN THE SHARE PRICE WHICH WE HAVE NO CONTROL OVER

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

     Potential  investors'  anticipated  feeling  regarding  our  results  of operations;
     Increased  competition  and/or  variations  in  mineral  prices;
     Our ability or inability to generate future revenues; and Market conception of the future of the mineral exploration industry.


In addition, if our shares are traded on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.


9. WE WILL NOT BE PAYING ANY DIVIDENDS TO OUR SHAREHOLDERS IN THE IMMEDIATE FUTURE.

We are not planning to pay any dividend in the immediate future and in the event we are successful in developing a revenue source we will retain the money in Henley to meet our on-going obligations, further exploring of the Red Bird and to seek out other mineral properties for exploration. If this is the case, it might be years before our Board of Directors are willing to consider the payment of a dividend to our shareholders.

10. IF WE HAVE TO SELL TREASURY SHARES, THERE WILL BE A DILUTION EFFECT TO OUR SHAREHOLDERS.

We feel the only way we will be able to acquire additional funds is through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in Henley is reduced.

The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.


11. THE MINERAL RIGHTS TO THE RED BIRD ARE NOT HELD IN THE NAME OF HENLEY WHICH COULD RESULT IN THE MINERAL RIGHTS BEING TRANSFERRED TO A THIRD PARTY WITHOUT THE KNOWLEDGE OF HENLEY

The  rights  to the minerals on the Red Bird are recorded in the name of Richard
J. Billingsley, an unrelated party to Henley, and even though we have a signed Bill of Sale Absolute we are exposed and might lose our interest in the minerals on the Red Bird. Mr. Billingsley is on record with the Ministry as the registered owner of the Red Bird and without our consent and knowledge, he could transfer the rights to a third party which would result in a lengthy legal case where, at the end, the case could be decided against our interest. Unless we register with the Ministry our rights to the minerals on the Red Bird there is no assurance we will retain our interest to it.



12. NO MATTER HOW MUCH MONEY IS SPENT ON THE RED BIRD WE CANNOT GUARANTEE A COMMERCIALLY VIABLE ORE RESERVE WILL EVER BE DISCOVERED

No matter how much money is spent over the years on the Red Bird, we might never be able to find a commercially viable ore reserve. Prior to losing the mineral rights to the HV, we spent $7,665 on exploration work and on the Red Bird we acquired it, including the preparation of a geological report, for $5,030. Over the next twelve months we will complete Phase I of the exploration program at a cost of $5,800. Over the next ten or more years, we could spend a great deal of money on the Red Bird and never advance mineralization-wise from the point where it is today. In other words, there is the distinct probability the Red Bird does not contain any reserves, as defined by Industry Guide 7, refer to page 22, and any funds spent on exploration will probably be lost.



13. EVEN WITH POSITIVE RESULTS DURING EXPLORATION, THE RED BIRD MIGHT NEVER BE PUT INTO COMMERCIAL PRODUCTION

We might be successful, during our future exploration programs, to identify a source of minerals of good grade but not in the tonnage required to enter into commercial production. If the cost of extracting the minerals on the Red Bird is in excess of the selling price of the minerals, we will not be able to develop Red Bird. In other words, having satisfactory ounces per ton with low tonnage would not allow us to economically extract the minerals from the Red Bird. This being the case, we would either have to abandon the Red Bird and seek another mineral claim or cease operations all together.



14. DURING OUR EXPLORATION PROGRAMS WE WILL BE SUBJECT TO WORKERS' ACCIDENTS, CLIMATIC CHANGES, OR DIFFICULT TERRAIN

Being a small pre-exploration company, we will be subject to many risk and hazards associated with undertaking our exploration program. First, individual workers on the Red Bird might be injured from twisting their ankles or breaking their legs from falls or slipping on fallen trees and shrubs. Second, during the summer months, we will be subject to forest fires which would result in us abandoning the Red Bird quickly thereby interrupting our exploration program. On the other hand, during the spring and winter months, the Red Bird will be subject to snow and flood conditions which will cause hardship on our exploration activities. Third, the terrain of the Red Bird comprises hills, broken ground rocks, trenches, fallen trees and maybe unknown adits. These hazards will delay our exploration when we are confronted with them.

15. WITHOUT PERFORMING A SURVEY ON THE RED BIRD, WE ARE UNCERTAIN AS TO ITS EXACT BOUNDARIES WHICH MIGHT EVENTUALLY LEAD TO LITIGATION TRYING TO DEFEND OUR RIGHTS TO ITS MINERALS

We have not performed a survey to determine the exact boundaries of the Red Bird and, therefore, there is uncertainty as to its exact location. We have, nevertheless, filed our information with the Ministry which gives us the rights to the minerals thereon, excluding coal and placer. When, and if, we discover a commercially viable ore reserve on the Red Bird, it would be extremely important to have undertaken a survey on the Red Bird since we do not know what legal claims will be filed against us. For example, there may be unregistered agreements, transfers or native land claims which will only surface once we have identified an ore reserve. Even though we realize, without a survey, there could be litigation against us, we are presently not prepared to undertake a survey on the Red Bird.


16. WITHIN THE EXPLORATION INDUSTRY THERE ARE MANY SMALL AND LARGE FIRMS SEEKING MONEY, EXPLORATION PROPERTIES AND PROFESSIONAL STAFF

Within North America there are many large and small exploration companies all seeking money, properties of merit and professional staff to work them. The competition is overwhelming with the larger exploration companies commanding the biggest piece of the pie with regards to money, properties and professional staff. We are not able to compete with these larger exploration companies and we will not try. The smaller exploration companies are often more well known, better financed and have full time professional staff which will allow them to identify properties of merit. At the present time, due to our lack of money, it is doubtful if we can compete against these smaller companies in obtaining money, properties and professional staff.

17. THE MAJORITY OF OUR DIRECTORS HAVE NO HISTORY MANAGING AN EXPLORATION COMPANY AND ITS PROPERTIES


Neither Sam Hirji nor Herbert Moeller have had any experience in managing an exploration company and its properties. Only Terry Heard, being a Professional Geologist, has had any experience in running an exploration company and management exploration properties. In the event Terry Heard is not available to oversee the work programs on the Red Bird, we will have to consider hiring a geologist to oversee any exploration program undertaken on the Red Bird including hiring of workers, purchase to the required equipment and supplies, overseeing the daily exploration work and compiling the results. This will become an expense to our Company which we might have avoided if Terry Heard was available or one of our other directors had exploration experience.



18.  WITHOUT  MONEY,  WE  MAY  NEVER BE ABLE TO ACQUIRE OTHER MINERAL PROPERTIES

Presently, we hold the mineral rights to the Red Bird claims and no other claim. If, in the future, we are unable to raise additional money we will not be able to acquire another mineral property in addition to the Red Bird. Raising of money might become extremely difficult in the event no commercially viable ore reserve is identified on the Red Bird therefore not allowing us to have surplus funds to seek out and identify another mineral claim. Therefore, presently, the acquisition of another mineral claim is seriously in doubt.



19. WE WILL BE CONFRONTED WITH VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS THAT COULD PREVENT US FROM EXPLORING THE RED BIRD

The exploration of the Red Bird is subject to extensive federal and provincial laws and regulations governing exploration, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. During our initial exploration stage, all work must be carried out in accordance with the "Mineral Exploration Code - Part II, Health, Safety and Reclamation Code for Mines" in British Columbia as set forth in the Mining Act. This code is to protect workers and the general public while on the Red Bird. We will have to adhere to the "Fire Prevention and Suppression Regulation of the Forest Practice Code of British Columbia Act" which will give us guidelines relating to camp fires, use of explosives and how to conduct ourselves during the times of forest closures. In addition, we will have to adhere at all times to "Bill 57 - Environmental Management Act" where, if we contaminate the soil or underground water on the Red Bird, we will be liable for clean-up. We will use only workers and professionals who are familiar with all aspects of these regulations and Codes during the initial exploration program. At any time, new legislation and regulation could be introduced by either the federal or provincial governments which we are completely unaware with at this time but might have a large impact on our exploration activities. These new regulations might result in increased exploration costs or the delay in undertaking the exploration of the Red Bird.


20.  WE  DO  NOT  HAVE  KEY  MAN  INSURANCE

At the present time, we do not have an insurance policy for key man insurance in the event that one of our officers and directors decided to leave us. This is important regarding Terry Heard since he is the only geologist on our Board of Directors. If any of our present officers and directors departed we would have to replace them with another individual; preferable with geological background. This will cost money and we presently do not have sufficient money available to attract such a person or to purchase a key man insurance policy.

21.     OUR  DIRECTORS  DEVOTE  AN  IMMATERIAL  AMOUNT  OF  TIME  TO OUR AFFAIRS

Sam Hirji spends approximately 10 hours, Herbert Moeller spends approximately 5 hours and Terry Heard several hours each month on the affairs of our Company. Having no full time management results in business decisions not being made on a timely basis and could in the future have a detrimental effect on our growth since outside consultants and advisors might have to be hired on a part time basis.

22. OUR DIRECTORS AND OFFICERS HAVE OTHER BUSINESS INTERESTS WHICH REQUIRED THEM TO DEVOTE A SIGNIFICANT AMOUNT OF THEIR TIME

Our president, Sam Hirji, is the President of Samco Printers Ltd. in Vancouver, British Columbia, which takes a significant amount of his time. Herbert Moeller is an independent consultant whose time is limited to working on the affairs of our Company. Terry Heard has his own exploration consulting company; being Mount Royale Ventures, LLC. Therefore, we might have to hire independent consultants to undertake the exploration work on the Red Bird claim since Terry Heard is involved in rehabilitating a mine in Boulder, Colorado and therefore might not be available to us when needed.

FORWARD  LOOKING  STATEMENTS

In addition to the other information contained in this prospectus, it contains forward-looking statements which involve risk and uncertainties. When used in this prospectus, the words "may", "will", "expect", "anticipate", "continue", "estimate", "project", "intend", "believe" and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect our future plan of operations, business strategy, operating results and financial position. Readers are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results could differ materially from the results expressed in or implied by these forward-looking statements as a result of various factors, many of which are beyond our control. Any reader should review in detail this entire prospectus including financial statements, attachments and risk factors before considering an investment.

ITEM  4.          USE  OF  PROCEEDS

     We will not receive any proceeds from the resale of the shares of common stock offered by the selling security holders.

ITEM  5.          DETERMINATION  OF  OFFERING  PRICE


     There is not established public market for our common equity being registered. The offering price of the shares previously issued to investors was arbitrarily determined. The facts considered in determining the offering price were Henley's financial condition and prospects, its limited operating history and general conditions of the securities market. The offering price was not an indication of and was not based upon the actual value of Henley. The offering price bears no relationship to Henley's book value, assets or earnings or any other recognized criteria of value.

The selling security holders are expected to sell their stock at $0.10 per share, until our shares are quoted on the "Pink Sheets" or OTCBB. The selling security holders can then sell their shares at market price. The only factor considered in the initial $0.10 per share price was based on the price paid in our last private placement as at August 31, 2004 and the price set for the stock options granted to Terry Heard on September 15, 2004.


ITEM  6.          DILUTION


     The  only  shares  being  offered  under this prospectus are by the selling
securities  holders and not by Henley.   Therefore, there is no dilution factor.


ITEM  7.          SELLING  SECURITY  HOLDERS


     Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling security holders prior to the offering. The "Common Shares Beneficially Owned Following the Offering" column assumes all shares registered are resold by the selling security holders. The selling security holders identified in the following table are offering for sale 1,220,000 shares of common stock. These shares are not being offer for sale by Henley, none of our directors and officers will be engaged in any selling efforts on behalf of the selling securities holders and Henley will not receive any proceeds from the sale of the shares by the selling security holders.


                          Common             Number of          Common Shares
                       Stock Owned            Common             Beneficially
                       Beneficially        Shares Offered      Owned following
Name of Shareholder  Prior to Offering         Hereby           the  Offering
-------------------  ----------------     ---------------      ----------------
                   No. of Shares     %                     No. of Shares     %
                   -------------    --                     -------------     --




Sam Hirji (*)         150,000     10.34      10,000           140,000      9.66
Herbert Moeller (*)   100,000      6.90      10,000            90,000      6.21
Claus Andrup (**) .   100,000      6.90     100,000                 0      0.00
Gulzar Rahimani . .    70,000      4.82      70,000                 0      0.00
Alberto Leone . . .    20,000      1.38      20,000                 0      0.00
W. Cormier. . . . .    20,000      1.38      20,000                 0      0.00
Dalip Sharma. . . .    20,000      1.38      20,000                 0      0.00
Kevta Hutchinson. .    20,000      1.38      20,000                 0      0.00
Naser Gholizadeh. .    10,000       .70      10,000                 0      0.00
Innis Pencarrick. .    50,000      3.44      50,000                 0      0.00
Jason Bergeron. . .    20,000      1.38      20,000                 0      0.00
Iradj Shahidi . . .    20,000      1.38      20,000                 0      0.00
Rod Evans . . . . .    60,000      4.14      60,000                 0      0.00
Peter Maharajh. . .    50,000      3.44      50,000                 0      0.00
Salma Mawani. . . .    70,000      4.82      70,000                 0      0.00
Mirza Rahimani. . .    70,000      4.82      70,000                 0      0.00
Rodelio Soberano. .    20,000      1.38      20,000                 0      0.00
Shahenaz Sarangi. .    60,000      4.14      60,000                 0      0.00
Hung Teo. . . . . .    50,000      3.44      50,000                 0      0.00
Amelia Costo. . . .    60,000      4.14      60,000                 0      0.00
Fahrin Mawani . . .    70,000      4.82      70,000                 0      0.00
Nuri Mawani . . . .    70,000      4.82      70,000                 0      0.00
Teresa Reyes. . . .    20,000      1.38      20,000                 0      0.00
Kevin White . . . .    20,000      1.38      20,000                 0      0.00
Joe Lee . . . . . .    20,000      1.38      20,000                 0      0.00
Bernd Von Thuelen .    60,000      4.14      60,000                 0      0.00
Trevor Schmidt. . .    50,000      3.44      50,000                 0      0.00
Paul Wylie. . . . .     3,000       .22       3,000                 0      0.00
Jose Madappilly . .    15,000      1.03      15,000                 0      0.00
Kamal Mroke . . . .    10,000       .70      10,000                 0      0.00
Nathan Gowsell. . .     9,000       .65       9,000                 0      0.00
Teresa Bushor . . .     5,000       .33       5,000                 0      0.00
P. Jill Marshall. .    15,000      1.03      15,000                 0      0.00
Hessein Sheivji . .     3,000       .22       3,000                 0      0.00
Denise Phillips . .    10,000       .70      10,000                 0      0.00
Scott Rowley. . . .     5,000       .33       5,000                 0      0.00
Dhaliwal Singh. . .     5,000       .33       5,000                 0      0.00
Andrew W. Wright. .    10,000       .70      10,000                 0      0.00
G. Hatziantoniou. .    10,000       .70      10,000                 0      0.00
                                             -------
   Total . . . .                   . . .  1,220,000
                                          =========

(*) Sam Hirji is our President, Principal Executive Officer and Herbert Moeller is our Principal Financial Officer. Both are directors.

(**) Claus  Andrup  was  a  former  director.

ITEM  8.  PLAN  OF  DISTRIBUTION

     We are registering on behalf of the selling security solders 1,220,000 shares of our common stock which they own. The selling security holders may, from time to time, sell all or a portion of the shares of common stock in private negotiated transactions or otherwise. Such sales will be offered at $0.10 per share unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTCBB. If our shares become listed on the OTCBB, selling security holders may then sell their shares at prevailing market prices or private negotiated prices.

     The common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

     on  the  over-the-counter  market;
     to  purchasers  directly;
     in ordinary brokerage transactions in which the broker solicits purchasers;
       or commissions from a seller/or the purchasers of the shares for whom they may act as agent;
     through  underwriters,  dealers  and agents who may receive compensation in the  form  of
     underwritten  discounts,  concessions  and commissions from a seller/or the purchaser  of  the shares  for  whom  they  may  act  as  agent;
     through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;
     through  purchases  by  a  broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to faciliate the transaction;
     in any combination of one or more of these methods; or in any other lawful manner.

     Both Sam Hirji and Herbert Moeller have registered 10,000 shares of their own to be sold pursuant to this prospectus. Messrs. Hirji and Moeller will sell their shares at $0.10 per shares unless and until the offering price is changed by subsequent amendment to this prospectus.

     Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer act as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling security holders may also sell the common shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling security holders and any broker-dealer or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, selling security holders are subject to Regulation M of the Exchange Act. Regulation M prohibits any activities that could artificially influence the market of our common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling security holders, particularly those who are also our officers and directors, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered with any information not contained in this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our common stock in connection with the stock offered pursuant to this prospectus.

     Selling security holders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling security holders, including, with limitation, in connection with the distribution of our common stock by such broker-dealers or pursuant to exemption from such registration. Selling security holders may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. Selling security holders may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

     We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

     All expenses of the registration statement estimated to be $12,000, see below, including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us. We have agreed to pay costs of registering the selling security holders' shares in this prospectus. However, any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares will be paid by them.

     Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

     We will bear all the costs associated with the registration of the selling security holders' common stock.

     The following tables sets out our estimate of the fees associated with this registration:




Estimated Expenses of Issuance and Distribution            Amount
-----------------------------------------------            ------
SEC registration fee. . . . . . . . . . . . . . . . .    $   100
Transfer agent fees . . . . . . . . . . . . . . . . .        500
Legal and preparation of documents. . . . . . . . . .      5,000
Photocopying and printing . . . . . . . . . . . . . .        200
Miscellaneous . . . . . . . . . . . . . . . . . . . .        200
Audit and accounting. . . . . . . . . . . . . . . . .      6,000
                                                         -------

Total Estimated Expenses of Issuance and Distribution    $12,000
                                                          ======



ITEM  9.          LEGAL  PROCEEDINGS


     We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us has been threatened. The Red Bird is subject to pending legal proceedings.


ITEM  10.     DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS

     The name, municipality of residence, position held within Henley, age and the year the individual was first elected or appointed are set forth in the following table. Each director is to serve until the Annual Meeting of Shareholders or until his or her successor is elected or appointed. The work experience of each of the directors and officers is indicated in their individual biographies noted below.






NAME AND                                                               YEAR
MUNICIPALITY OF        POSITION OR OFFICE WITHIN THE                  BECAME
RESIDENCE                      REGISTRANT                 AGE       A DIRECTOR
Sam Hirji . .       .  Principal Executive Officer        58            2001
Vancouver, B.C.        President and
Canada. . . . .        Director (1)

Herbert Moeller        Principal Financial Officer        56            2001
Richmond, B.C..        Secretary Treasurer and
Canada. . . . .        Director (2)

Terry Heard            Director (3)                       68            2004
Vancouver, B.C.
Canada. . . . .

(1) Sam Hirji became a director on November 6, 2001 and was appointed on the same day as Principal Executive Officer and President.

(2) Herbert Moeller became a director on November 6, 2001 and was appointed on the same day as Principal Financial Officer and Secretary Treasurer.

(3)  Terry  Heard  became  a  director  on  August  15,  2004.

     The Audit Committee currently consists of Sam Hirji and Herbert Moeller. The general function of the audit committee is to review the overall audit plan and Henley's system of internal control, to review the results of the external audit, and to resolve any potential dispute with our auditors. The percentage of common shares beneficially owned, directly, indirectly or collectively, by our directors and officers is 24.14 percent of the outstanding shares. This percentage includes 100,000 options granted to Terry Heard on September 15, 2004.

     The following are detailed biographies of the directors and officers of Henley.



     SAM HIRJI graduated from Aga Khan high school, Uganda in 1972. Mr. Hirji was founder of Samco Printers Ltd in 1976, where he now resides as President and Director. Mr. Hirji has been self-employed in the printing industry since the age of 19. Samco is a mid-sized full service printing company, managed full-time by Mr. Hirji and employing 30 permanent staff. The Company has a wide range of national, local and international customers and also undertakes printing projects for the Federal and Provincial Governments. Since the inception of Samco Printers Ltd. Mr. Hirji has been fully employed with this company for the past 28 years. Mr. Hirji was a director, from February 1998 to May 2001, of Minera Cortez Resources Ltd. which was a development stage company involved in exploration for gold and copper property in Mexico. Subsequently, Minera changed its name to Western Wind Energy Corporation (TSX listing under the symbol of MND) and is now involved with wind tunnels in the generation of energy and is still considered to be in the development stage. In September 1999, Mr. Hirji became a director of Falcon Oil and Gas Ltd., a development stage company listed on the TSX under the symbol of FO, which has certain oil and gas properties in Hungary. Mr. Hirji resigned from Falcon Oil and Gas Ltd, on March 31, 2005.


     HERBERT MOELLER graduated in electro-mechanics from the Provincial Technical Institute in Hamburg, Germany in 1966. Mr. Moeller became a sales manager for Graco Inc., from 1971 to 1980, and acted as an effective liaison between the marketplace and Graco by implementing corporate programs through the district managers and distributors. During this period he increased sales by 100 percent and made the President's Advisory Board award five years running. In 1980, Mr. Moeller founded Howard Marten Company Ltd, which was located in British Columbia, Canada. Mr. Moeller became President and was responsible for the company's operations in Western Canada until the company was sold in 1989. Up to 1993, Mr. Moeller worked with H. Jager Developments Inc. as their Vice President and Project Coordinator helping them raise capital, negotiating the wood supply contract with the Province of Ontario, material and equipment supply contracts, and contracted the engineers and brought in MacMillan Bloedel as a partner into the project. Since 1996, he worked as a Vice-President and Director of H.J. Forest Products Inc., and has been working on a variety of projects in the forestry industry as an independent consultant.


     TERRY HEARD graduated from Peterborough Collegiate High School in Southern Ontario, Canada in 1956 before studying at Halleybury School of Mines in Halleybury, Ontario where he obtained, in 1958, a diploma in mining technology. After graduation, he worked for Milliken Lake Uranium Mines in Elloit Lake, Ontario until January 1959. In 1960, Mr. Heard was employed by Phillips Dodge Corporation of Arizona doing grass root exploration work in British Columbia and the Yukon Territories. The next year, Mr. Heard was hired by Southwest Potash Corporation in Vancouver where he staked 125 claims around the Hudson Bay

Mountain range. During the same year, he worked with Kam Kotia Mines Ltd. as an assistant engineer responsible for preparation of geological reports, calculation of strip ore reserves, bench tonnage for their open pit operation. In 1962, he was employed by Cassiar Asbestos Corporation in Cassiar, B. C. where he was in charge of the quality control laboratory conducting circuit tests to produce a better product. In 1964, Mr. Heard joined United Keno Hill Mines Ltd. in Elsa, Yukon where he was responsible for a fourteen man geochemical laboratory, supervision of overburden drill crews, budgeting and cost control. In 1966, he became project manager for Macdonald Consultants Ltd. responsible for mineral exploration British Columbia and the Yukon Territories, setting up cost accounting systems and field coding procedures. In 1969, he applied for three year program to obtain a Bachelor of Science and Geological Engineering degree from Montana Tech. In 1971, he was employed by Great Plains Development Company of Canada Ltd. as exploration manager and later that year was employed by Kewannee Australia Pty. Ltd. of Darwin in the Northern Territory of Australia where he was responsible for the management of geological, geochemical, geophysical and physical (drilling and trenching) surveys and administration of fifteen personnel conducting this work on 37 property leases comprising 6,000 square miles in addition to setting up the office, account codes, filing procedures, liaison with the government with respect to status of leases, grants, etc. and doing ore reserve calculations over potentially favorable prospects. In 1973, Mr. Heard United was employed by Keno Mines as their assistant exploration manager and in 1977, Mr. Heard became the exploration manager for Consolidated Coal in Red Deer responsible for coal reserve calculations, preliminary mine layouts and feasibility studies. In 1979, he became exploration manager for Canadian Island Creek Coal Company where he was responsible for the exploration and mining of all their coal holding throughout the world.



     In 1980, Mr. Heard incorporated his own private consulting company called R.T. Heard & Associates Ltd. Some of his initial clients were Canadian Island Creek Coal Company, Placer Dome, and approximately 89 other companies. In 1992, Mr. Heard staked 10 million acres of land in the Yukon and Northwest Territories of Canada during the diamond rush. This constituted nearly 41% of all land staked during the original diamond play. Mr. Heard's consulting company performed property examination, evaluations and project management for clients with interests in base metals, precious metals, oil gas and coal in such areas as Montana, Idaho, Wyoming, Utah, Colorado, Nevada, California, Oregon, Washington, British Columbia, Alberta, Northwest Territories and the Yukon. In 1996 he sold R. T. Heard & Associates with many of the claims and ongoing royalties still in the company. In 1997, Mr. Heard incorporated Mount Royale Ventures, LLC to undertake various consulting work for exploration companies such as Mayonh Minerals Ltd. Through his new company he staked nearly 8.5 million acres of land in Mexico for resale. Since 1998, Mr. Heard has been working on rehabilitating the old mine workings in Boulder, Colorado in preparation of extracting gold and silver there from.


     Mr. Heard is a director of only one public company being AMI Resources Inc. which trades on the Toronto Venture Exchange in Ontario, Canada.


     Although Sam Hirji, Herbert Moeller and Terry HeardiH do not work full time for Henley, they plan to devote whatever time is required as we advance in our exploration programs. Presently, Sam Hirji spends approximately 10 hours, Herbert Moeller spends approximately 5 hours and Terry Heard spends several hours each month on our affairs. Once the Red Bird is ready for exploring, we might hire a professional geologist to oversee the program and to prepare a geological report for presentation to the Board of Directors in the event that Terry Heard is not available to undertaken the supervision himself. Regardless whether Terry Heard is available or not, we will have to use the services of an independent geologist to prepare a report on the exploration activities of the Red Bird claims.


     Once we commence our exploration program, the time spent on our affairs by our directors will increase but at this time we cannot assess the number of hours each will have to work on our affairs. In the case of both Sam Hirji and Herbert Moeller, their time will be spent mainly on attempting to raise money for the exploration programs where Terry Heard will concentrate on the establishment of the exploration programs on the Red Bird and with the analysis of all results obtained therefrom. We are hopeful Terry Heard will have the time to undertake the above.

Significant  Employees


     We have no employees. We might have to engage the services of certain consultants to assist in the exploration of the Red Bird. These individuals will be responsible for the completion of the geological work on our claim under the supervision of Terry Heard and therefore will be an integral part of our operations although they will not be considered employees either on a full time or part time basis. This is because our exploration programs will not last more than a few weeks and once completed these individuals will no longer be required. We have not identified any individual who would work as a consultant for us.


Family  Relationships

     There are no family relationships among directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement  in  Certain  Legal  Proceedings


     To our knowledge, during the past five years, no present director, executive officer or person nominated to become a director or an executive officer of Henley has filed a petition for bankruptcy, convicted in a criminal proceeding or violated any federal or state securities laws.


Audit  committee  financial  expert

     We have an audit committee comprising of Sam Hirji and Herbert Moeller but do not have an audit committee financial expert. It is our intention to identify a person who meets the attributes of a financial expert; being

(i) an understanding of generally accepted accounting principles and financial statements;

(ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer's financial statements, or experience actively supervising one or more persons engaged in such activities;

(iv) an understanding of internal controls and procedures for financial reporting; and

(v)  an  understanding  of  audit  committee  functions.

ITEM  11.     SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of our common stock as of May 31, 2005 (1,450,000 shares issued and outstanding) by all stockholders known to us to be beneficial owners of more than 5 percent of our outstanding common stock.





                                                         AMOUNT AND NATURE
TITLE OR                        NAME AND ADDRESS OF        OF BENEFICIAL       PERCENT OF
CLASS                            BENEFICIAL OWNER (1)        OWNERSHIP (2)        CLASS
---------                      ----------------------    ------------------    -----------
Common                          Sam Hirji                      150,000 (3)        10.34%
  Stock                         2203-1275 Pacific Boulevard
       . . . . . . . . . . . .  Vancouver, B.C.
.. . . .      . . . . . . . . .  Canada, V6Z 2R6

Common                          Herbert Moeller                100,000 (3)         6.90%
  Stock                         7200 Langton Road
       . . . . . . . . . . . .  Richmond, B.C.
.. . .      . . . . . . . . . .  Canada, V7C 4B2

Common                          Terry Heard                    100,000 (4)         6.90%
  Stock                         2203 - 837 West Hastings St.
         . . . . . . . . . . .  Vancouver, B.C.
       . . . . . . . . . . . .  Canada, V6C 3N7

Common                          Claus Andrup                   100,000 (5)         6.90%
  Stock                         3-22268 - 116 Street
       . . . . . . . . . . . .  Maple Ridge, B.C.
       . . . . . . . . . . . .  Canada, V2X 1P5

Common . . . . . . . . . . . .  Ownership of all directors     350,000            24.14%
  Stock. . . . . . . . . . . .  and officers as a group




(1) Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2) Under Rule 13-d under the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the persons having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons.

(3) These shares are restricted. After these shares have been held for one year, Sam Hirji, Herbert Moeller and Terry Heard (when his options are exercised) could sell 1% of the outstanding stock in Henley every three months. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are "stock transfer" instructions placed against these certificates and a legend has been imprinted on the stock certificates themselves.

(4) Terry Heard has been granted a stock option for the purchase of 100,000 common shares in our capital stock at a price of $0.10 per share exercisable in whole or in part on or before September 15, 2009. To date no options have been exercised.

(5) Claus Andrup was a director of Henley who resigned December 1, 2003 due to having other business interests. He is part of the selling security holders.

     We do not know of any other shareholder who has more than 5 percent of the issued shares.

     The number of shares under Rule 144 is 350,000; being the above noted shares held by the Directors and Officers and a former director. The number of shares which could be sold pursuant to Rule 144 is 14,500 shares.

     Our two largest shareholders, Sam Hirji and Herbert Moeller, own, collectively, 250,000 issued and outstanding shares of our common stock. These shares are "restricted shares" as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. We have agreed to register 20,000 of these shares held by both Sam Hirji and Herbert Moeller pursuant to this prospectus.

     We  have  issued  1,100,000  shares  of  our  common  stock pursuant to two
separate  private  placements  which closed on July 23 and August 31, 2004.   We
have  agreed  to  register  these  shares  pursuant  to  this  prospectus.

     Shares purchased in this offering, which will be immediately resalable, and sales of all other shares after applicable restrictions expire, could have a depressed effect on the market price, if any, of our common stock.

     There are no voting trusts or similar arrangements known to us whereby voting power is held by another party not named herein. We know of no trusts, proxies, power of attorney, pooling arrangements, direct or indirect, or any other contract arrangement or device with the purpose or effect of divesting such person or persons of beneficial ownership of our common shares or preventing the vesting of such beneficial ownership.

ITEM  12.  DESCRIPTION  OF  SECURITIES

     We have only common shares authorized and there are no preferred shares or other forms of shares. Our authorized common stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

- have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by our Board of Directors;

- are entitled to share ratably in all of the assets of Henley available for distribution upon winding up of the affairs of Henley; and

- do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

- are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

The  shares  of  common  stock  do  not  have  any  of  the  following  rights:

-     preference  as  to  dividends  or  interest;

-     preemptive  rights  to  purchase  in  new  issues  of  shares;

-     preference  upon  liquidation;  or

-     any  other  special  rights  or  preferences.

     All our shares of commons stock now issued and outstanding are fully paid and non-assessable.

Convertible  Securities

     The  shares  are  not  convertible  into  any  other  securities.

Non-Cumulative  Voting.

     The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors. Our directors and officers have 17.24 percent (24.14 percent if Terry Heard exercises his stock options) of the shares outstanding making it difficult for any shareholder or group of shareholders to accumulate sufficient votes of shares from other shareholders to change our directors.

Dividend  Policy


     We have not declared or paid any dividends on our common stock. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business operations in hopes of exploring the Red Bird to a point where either a viable ore reserve is discovered or a decision is made to abandon it. If the latter is the case, we will have to use any funds we have to identify another mineral claim of merit and therefore will not be willing to distribute any funds to our shareholders.


Options


     We have issued stock options to Terry Heard in the amount of 100,000 options at a price of $0.10 per share exercisable in whole or in part on or in part until 5:00 pm on September 15, 2009 at which time the option will terminate and be null and void and no longer binding on either Terry Heard or Henley. The option will vest at the rate of 25,000 options at the beginning of every three month period commencing September 15, 2004 while Terry Heard acts as either a director or officer of Henley. No options have been exercised to date.


Share  Purchase  Warrants

     We have not issued and nor do we have any outstanding warrants to purchase shares of our common stock.

Change  in  Control  of  Henley

     We do not know of any arrangements, which might result in a change in control.

Debt  Securities  and  Other  Securities

     We do not have any debt securities outstanding or other securities outstanding other than our common stock.

Transfer  Agent

     Henley has engaged the services of Empire Stock Transfer Inc., 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada, 89128, to act as transfer agent and registrar.

Market  Information


     We are not a reporting entity in any jurisdiction in North America or elsewhere. Our shares are not traded on any public market but it is our intention to find a market maker who will make an application to the NASD to have our shares accepted for trading on the OTCBB. At the present time, there is no established market for the shares of Henley. There is no assurance an application to the NASD will be approved. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC; being as a minimum Forms 10Q-SB and 10K-SB. Market makers will not be permitted to begin quotation of a security whose issuer does not meet these filing requirements. Securities already quoted on the OTCBB that become delinquent in their required filings will be moved following a 30 or 60 day grace period if they do not make their filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock (refer to Risk Factor # 7).


     With a lack of liquidity in our common stock, trading prices might be volatile with wide fluctuations. This assumes that there will be a secondary market at all. Things that could cause wide fluctuations in our trading price of our stock could be due to one of the following or a combination of several of them:

     our variations in our operation results; either quarterly or annually;


     trading patterns and share prices in other exploration companies which our investors consider similar to ours;

     the  exploration  results  on  the  Red  Bird  claims;  and other  events  which  we  have  no  control  over.

     In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These wide fluctuations may adversely affect the trading price of our shares regardless of our future performance and that of Henley. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether successful or not, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, results of operations and financial conditions.


     We estimate this prospectus will take six months to become effective and another twelve to eighteen weeks for the NASD to review the documents submitted by the market maker before we are able to be quoted on the OTCBB. There is no assurance we will ever be quoted on the OTCBB. To date, we have not identified a market maker to sponsor our application to the NASD.


"Penny  Stock"  Requirements

     Our common shares are not quoted on any stock exchange or quotation system in North America or elsewhere in the world. The SEC has adopted a rule that defines a "penny stock", for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     that a broker or dealer approve a person's account for transactions in penny stock; and

     that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     To approve a person's account transactions in penny stock, the broker or dealer must:

     obtain  financial information and investment experience and objectives of  the  person;  and
     make a reasonable determination that the transactions in penny stock are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

     sets forth the basis on which the broker or dealer made the suitability determination; and

     that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable by both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling shares and may cause the price of our shares to decline.

     No shares have been offered pursuant to an employee benefit plan or dividend reinvestment plan.

ITEM  13.     INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL

     No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the shares being registered or upon other legal matters in connection with the registration of the common stock was employed on a contingent basis, or had, or is to receive, in connection with this registration, a substantial interest, direct or indirect, in Henley or any of our parents or subsidiaries, in the event such entities occur in the future. Nor was any such person connected with Henley or any of its parent or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

     Our independent accountants are Cordovano and Honeck, PC, 201 Steele Street, Suite 300, Denver, Colorado, 80206-5221 (Tel: 303-329-0220).

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Our Articles of Incorporation limit, to the maximum extent permitted by law, the personal liability of our directors and officers from monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

     Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in shareholder actions brought to obtain damages for alleged breach of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the officer or director that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation.

     Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors or officers. This means that the articles of incorporation should state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating total liabilities to the full extent permitted by the law.

     Article Twelve of our Articles of Incorporation provides that no director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes. In addition, Nevada Revised Statutes, 78.751 of Article 11 of our Bylaws, under certain circumstances, provides for indemnification of the officers and directors of Henley against liabilities which they may incur in such capacities.

     The Bylaws also provide that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the corporation, or is or was serving at the request of the corporation as a Director or officer of another corporation, or is its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

     Once we are a public company we will be subject to the State of Nevada's business combination statute. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested shareholder for a period of three years after the date of the transaction in which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire Henley.

ITEM  15.     ORGANIZATION  WITHIN  LAST  FIVE  YEARS

     We were incorporated under Nevada state law on January 3, 2001 by Michael Laidlaw, who was the sole director at the time of incorporation. On November 6, 2001, Michael Laidlaw resigned as an officer and director and was replaced with Sam Hirji, Claus Andrup and Herbert Moeller. The new Board of Directors appointed Sam Hirji as Principal Executive Officer and President and Herbert Moeller as Principal Financial Officer and Secretary Treasurer. On December 1, 2003, Claus Andrup resigned and on August 15, 2004, Terry Heard was appointed a director of Henley.

Acquisition  of  Assets  from  Promoters,  Founders  or  Organizers  of  Henley

     During the last three years there have been no transactions, or proposed transactions, to which we were or are to be a party, in which the officers and directors had or is to have a direct or indirect material interest. This also relates to any transaction or proposed transactions between us and any member of the immediate family, including spouse, parents, children, siblings and in-laws. In addition, since inception we have not engaged or used the services of a promoter or acquired any assets from such a person. We have not used the services of an underwriter in the sale of our securities. Other than the acquisition of the mineral rights on the Red Bird, we have not purchased or sold any assets at all.

     Our  business  activities  to  date  have  been  related  to:

1.     Incorporating  Henley  under  Nevada  state  law;
2.     Acquiring the HV claim group and undertaking several exploration programs thereon;
3.     Preparation  of  two  Offering  Memorandums to 'seed stock' shareholders;
4.     Identifying  and  acquiring  the  Red  Bird  property;  and
5.     Preparing  this  prospectus.

     We do not have any revenue to date. The initial funds to acquire the HV mineral claims came from the purchase of shares by the directors and officers and certain personal advances from Sam Hirji.

Mineral  Claims  and  Exploration  Work  Performed

     We are engaged in the exploration of a mineral property and are considered to be in the pre-exploration stage since we have not undertaken sufficient work on any mineral claims to identify an ore reserve of any size. On January 24, 2001, we acquired the mineral rights to the HV from Paul Saulnier, an unrelated individual who is not a director, officer or shareholder of Henley. The HV is located three miles due east of Port Alberni, British Columbia, on Vancouver
Island. It consisted of ten contiguous two-post mineral claim totaling 493 acres. No reserve was discovered on the HV claim group during the limited exploration undertaken thereon.


     We held the rights to the minerals on the HV, except for placer and coal, but did not have an interest in the land since it is owned by the Province of British Columbia (known as the "Crown"). The cost of the initial grid layout in 2001 was $1,374 and further exploration costs that year of $1,493. After this exploration work, we had John Watkins, Professional Geologist prepare us a geological report on the HV claim at a cost of $1,032. In 2002, we undertook further exploration work which mainly concentrated on the extending of the existing grid and taking rock and soil samples for assaying at a cost of $1,647. These samples were assayed by A.L.S. Chemex Labs of North Vancouver at a cost of $369. The work was applied to maintaining the HV in good standing until January 24, 2005. The HV claims expired as more fully described on page 27.


     On July 28, 2004, we acquired the mineral rights to the Red Bird claim by Bill of Sale Absolute from Richard J. Billingsley for the staking cost of $1,667; the cost incurred by him to stake the Red Bird on behalf of Henley. In addition, we paid $2,680 for a geological report and $683 for PAC grants (see page 37).

Additional  Mineral  Properties

     Our objective is to become a mineral exploration company. Our business strategy for accomplishing this objective includes the continual exploration of the Red Bird until either an ore reserve of commercial value is discovered or this claim is proven to be of little value. If the latter occurs, we will seek out other mineral properties of merit to ensure Henley remains as a going concern. There is no assurance we will have the funds available to identify a mineral property of merit.

ITEM  16.     DESCRIPTION  OF  BUSINESS

Business  Development

     We are located at the business address of Sam Hirji on the 3rd Floor at 830 West Pender Street, Vancouver, B.C., Canada. We have not been a party to any bankruptcy, receivership or similar proceedings since our inception. We have not been involved in any reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

     We are a company without revenue, with little or no assets, having incurred losses since inception, we have relied on loans from Sam Hirji and from the sale of our common stock to give us money since our inception.


     We are a pre-exploration stage company (being engaged in the search of mineral deposits (reserves) and are not considered to be in the development or production stage) without any assurance that a commercially viable mineral deposit, a reserve, exists on our mineral claim until appropriate exploration work is done and a comprehensive study based upon such work concludes legal and economic feasibility. A reserve is, defined as by Industry Guide 7, that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "ore" (a natural occurrence of one or more minerals that may be mined and sold at a profit or from which some part may be profitably separated) when dealing with metalliferous minerals (metal bearing ore). Reserves are either "proven" or "probable" and are defined as follows:

Proven (Measured) Reserves: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves is well-established.

Probable (Indicated) Reserves: Reserves for which quantity and grade and/or quality are computed from information similar to that used in proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.


     There is no assurance a commercially viable mineral deposit exists on the Red Bird. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined for the Red Bird. Our ability to emerge from the exploration stage with respect to our planned principal business activity is dependent upon our ability to attain profitable operations. There is no guarantee we will be able to identify, acquire or develop mineral properties that will produce profitability. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds will be required to complete the acquisition or participation, and we may not be able to obtain such financing on terms which are satisfactory to us. There is substantial doubt regarding our ability to continue as a going concern. Our plans for our continuation as a going concern include financing our operations through sales of our common stock. If we are not successful with our plans, our shareholders and any future investors could then lose all or a substantial portion of their investment.


     Our exploration program, as noted on page 30, is a phase based program. Phase I is to determine if mineralization exists on the Red Bird and, if the results are favorable, whether to proceed to Phase II. Phase II will increase our knowledge of the Red Bird by exploring other parts of the property, taking additional rock and soil samples in the areas of interest determined by Phase I and attempting to identify drill targets. If Terry Heard and an independent geologist indicate the results from Phase II are encouraging, we will undertake Phase III. Initially, the problem will be to raise money to complete each Phase. If we are successful in raising money and Phase III identifies a mineral deposit we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, reserve.



     We have the rights to the minerals on the Red Bird but do not have the rights to any placer minerals (being mineral contained in the overburden which is above the hard rock) or to coal. The placer rights could be staked by us but we feel with limited overburden on the majority of the Red Bird there is no need to do so at the present time. If, during the exploration program, placer minerals are found to be of value, we will immediately stake the Red Bird for placer.

Other  mineral  properties

     We  have  not  found  any  other  mineral  properties either for staking or purchase but will seek other mineral properties during the next few years to diversify our holdings. Any staking and/or purchasing of mineral properties may involve the issuance of substantial blocks of our shares. We have no intention of purchasing for cash or other considerations any mineral properties from our officers and/or directors.

Our  Principal  Product  or  Services

     Our principal product will be the sale of gold and silver that can be extracted from the Red Bird when, and if ever, a commercially viable ore reserve is discovered. There is no assurance a commercially viable ore reserve will ever be identified and whether, if identified, it will be of the size and grade to be economical. If we do not discover a commercially viable mineral deposit, we will have no principal product.

Distribution  Methods

     We have given no consideration to the method or methods of distribution to be used if we are able to discover a viable ore reserve on either the Red Bird. When, and if, this occurs we will engage the services of consultants who are experts in the distribution of minerals to determine the most efficient method available to us. Until that time, we will rely upon the recommendation of Terry Heard.

Competition


     In the United States and Canada, there are numerous mining and exploration companies, both big and small. All of these mining companies are seeking properties of merit and availability of funds. We will have to compete against such companies to acquire the funds to develop the Red Bird. The availability of funds for exploration is sometimes limited and we may find it difficult to compete with larger and more well-known companies for capital. Even though we have the rights to the minerals on the Red Bird there is no guarantee we will be able to raise sufficient funds in the future to maintain this claim in good standing. Therefore, if we do not have sufficient funds for exploration the Red Bird it might lapse and be staked by other mining interests. We might be forced to seek a joint venture partner to assist in the exploration of the Red Bird. In this case, there is the possibility that we might not be able to pay our proportionate share of the exploration costs and might be diluted to an insignificant carried interest.


     Even when a commercially viable reserve is discovered, there is no guarantee competition in refining the ore will not exist.

     The exploration business is highly competitive and highly fragmented, dominated by both large and small mining companies. Success will largely be dependent on our ability to attract talent from the mining field. There is no assurance that our mineral expansion plans in the future will be realized.

Sources  and  Availability  of  Supplies  and  Raw  Materials


     We will require supplies during our exploration of the Red Bird which initially will consist of two marking posts (cost of $10 each) and seven rolls of flagging tape (cost of $7.50 per roll) for establishing a systemic grid, link chain for measuring out the grid (which is presently owed by Terry Heard and can be used at no cost to us) and various shovels and picks (estimated at a total cost of $100) to take samples within the grid. These supplies can all be obtained from Princeton, British Columbia which is within a short distance from the Red Bird. During our initial exploration program, we will not require any raw materials such as cement, lumber and sand since these raw materials are normally purchased during a drilling program. We do not know of any reason why these raw materials cannot be easily purchased from Princeton but in the event they cannot be we can easily obtain them from Vancouver when and if need. Normally the cost of these raw materials are included in the overall price submitted by the drillers but in the event we were require to purchase the cement, lumber and sand we estimate the cost would not exceed $1,000.

Dependence  on  one  or  a  few  major  customers

     We do not have any customers and may never have any customers if the Red Bird does not have a viable ore reserve of commercial value on it.

Requirements  of  Governmental  Approvals  and  Mining  Regulations

     Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for locating claims, posting claims, working claims and reporting work performed. We are also subject to the British Columbia Mineral Exploration Code which indicates to a company where it can explore for minerals. We must comply with these government laws in order to operate our business. Complying with these rules will not adversely affect our operations. These Acts will not have any material impact on our business or operations. We will comply with these Acts as noted below.


- Establishing a grid to take soil and rock samples does not require approval from the provincial government. When the work is completed, we will be required to complete a "Statement of Work, Cash Payment and Rental" form and submit it to the Ministry along with a filing fee of $150. The work recorded on this form will maintain the Red Bird in good standing for a further twelve months.

- When undertaking either a trenching or drilling program, we will be required to complete a "Notice of Work" form indicating the work to be undertaken by us on the Red Bird. At the same time, we will have to complete and file with the Ministry a "Reclamation Permit" and a "Safekeeping Agreement" to ensure that subsequent to the completion of our program that we leave the area in roughly the same state it was previously.

- If we wish to cut any trees on the Red Bird we will have to apply for a "License to Cut" under the Forestry Ministry. The cost of applying for this license is approximately $150.

- Our exploration work will have to be done in accordance with the "Mineral Exploration Code - Part II - Health, Safety and Reclamation Code of Mines" See details under "Cost of Compliance with Environmental Regulations" on page 26.

- While exploring the Red Bird, we will have to adhere to the requirements of the "Fire Protection and Suppression Regulations of Forest Practice Codes" of British Columbia which related to open fires, use of stoves, use of explosives and what to do during forest closures.


     We are continually subject to environmental regulations by the federal and provincial governments of Canada. The environment is a "shared" power between the Federal and Provincial governments of Canada. In regard to provincial laws, we must provide prior notice and a description of the planned exploration work before commencement of the work. Work that involves mechanized activities, such as airborne geological surveys, off road vehicles and drilling, cannot commence until the plan has been received by the Department of Natural Resources and Exploration for approval. Compliance with provincial laws should not have a material adverse effect on us. However, without provincial approval, we may be unable to undertake our exploration activities on the Red Bird.

     The Federal Government does not take an active part in environmental issues in the mining industry unless a salmon spawning river is in danger. This is not the case with the Red Bird. Local governmental agencies do not become involved with environmental issues since they rely upon the Provincial Government to ensure regulations are adhered to.

     It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our future exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact of wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that these costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration on the Red Bird.


     Terry Heard has filed Statement of Work, Cash Payment and Rental forms as well as Reclamation Permits, Safekeeping Agreements, License to Cut, and Notice to Work forms. He has worked under the Mineral Exploration Code - Part II - Health Safety and Reclamation Code of Mines and Fire Protection and Suppression Regulations of Forest Practice Codes.


Amount  spent  on  Research  and  Development

     We have not spent any money on research and development since its inception.

Cost  of  Compliance  with  Environmental  Regulations

     We are subject to the Health, Safety and Reclamation Code for Mines in British Columbia, Canada. This code deals with environmental matters relating to the exploration mineral properties. The Code is meant to protect the environment through a series of regulations affecting:

1.     Health  and  Safety
2.     Archeological  Sites
3.     Exploration  Access

     We are responsible to provide a safe work environment, no disruption of archeological sites and conduct our activities in a manner as to not cause any unnecessary damage to the Red Bird.

     We will secure all necessary permits for exploration, if required, and will file final plans of operation prior to the commencement of any exploration operations. It is anticipated no endangered species will be disturbed. Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to the law. There will be no discharge of water into active streams, creeks, rivers or lakes and any other body of water regulated by the environmental law, or regulation. Any portals, adits or shafts will be sealed.

The Federal Government does not take an active part in environmental issues in the mining industry unless a salmon spawning river is in danger. This is not the case with the Red Bird. Local governmental agencies do not become involved with environmental issues since they rely upon the Provincial Government to ensure regulations are adhered to.

Facilities  during  pre-exploration

     During the pre-exploration, we will not build facilities to house the exploration crew on the Red Bird since the town of Coalmont is within easy driving distance from the Red Bird. Consideration will be given to the cost advantage of acquiring tent facilities.

Our  Mineral  Properties


     We  had  two  mineral  properties:

a.     The  HV  mineral  claims  on  Vancouver  Island;  and

b.     The  Red  Bird  claims  located  in  southeastern  British  Columbia.

A.     The  HV  Claim


     During the month of January, we undertook an exploration program on the HV claim sufficient to maintain it in good standing for another twelve months. When submitting the assessment report to the Ministry, we were advised that effective January 12, 2005 the system has been changed and all recording of work on the claim had to be done on the Internet. To access the Internet, an individual requires a British Columbia Electronic Identification Number ("BCeID"). Our geologist performing our assessment work did not have a BCeID number and therefore could not record our assessment work prior to the expiry of the HV. We engaged the services of another individual who had a BCeID number to "stake" on the Internet starting at 12:00 am on January 25, 2005. Unfortunately, Paul Saulnier, who previously held our Bill of Sale Absolute on our behalf, was able to successfully record the previous HV claim under his name and to his benefit. Therefore, we no longer have an interest in the mineral rights on the HV claim.



B.     Red  Bird  Claims


(1)     The  Location  and  Means  of  Access  to  the  Red  Bird



     The Red Bird is located 1.9 miles northwest of Tulameen, British Columbia and is approximately 94 miles from Vancouver, British Columbia. The towns of Coalmont and Princeton on the Southern Trans-Provincial Highway are 17 to 34 miles respectively by paved highway southeast of Tulameen. Elevations vary from 1,850 feet in Lockie Creek to slightly over 5,900 feet on Rabbitt and Boulder Mountains. The Red Bird is at an elevation of 5,783 feet. Access to the Red Bird is provided by a steep four-wheel drive road at the south end of the property.



(2)     Conditions  to  Retaining  Title  to  the  Red  Bird

     On July 28, 2004, we purchased the Red Bird from Richard Billingsley by way of Bill of Sale Absolute. The Bill of Sale Absolute has not been registered with the Ministry thereby keeping the Red Bird in the name of Richard Billingsley. Refer to Risk Factor 11 on page 6.

     The Red Bird is held by one modified grid claim and five 2-post claims as shown below:






Claim Name         Tenure Number       Number of Units  Current Expiry Date
----------         -------------       ---------------   -------------------
 Red Bird .           412526                 20            July 23, 2006
 Red Bird 1           412527                  1            July 23, 2006
 Red Bird 2           412528                  1            July 23, 2006
 Red Bird 3           412529                  1            July 23, 2006
 Red Bird 4           412530                  1            July 23, 2006
 Red Bird 5           412531                  1            July 23, 2006



     As mentioned above, these claims are registered in the name of Richard J. Billingsley under his personal Free Miners' License # 139085. We are in procession of a signed Bill of Sale Absolute giving ownership of the mineral rights to the Red Bird to us. A mineral claim in the Province of British Columbia has to be held in the name of a resident of the Province or by a company either incorporated in British Columbia or extra-provincially incorporated. At the present time, we do not wish to extra-provincially incorporate in British Columbia due to the cost. In addition, to obtain a Free Miner's License, if we were extra-provincially incorporated, would cost $385 whereas there is no cost to us using Richard Billingsley's Free Miner's License to hold the Red Bird.

     Mineral Title in British Columbia is held via the "Mineral Act". The Red Bird is kept in good standing by applying appropriate assessment work in the amount of $65 per unit per year for the first three years and then $155 per unit per year thereafter. In the case of the Red Bird, the cost to us for the first three years would be $1,625 and subsequent years would be $3,875.

     We have the rights to the minerals on the Red Bird except for placer and coal. Placer is obtained by applying for the rights to placer whereas coal rights are granted under Coal Act of British Columbia. Even though we have the rights to other minerals on the Red Bird, we would have to make a separate application for a lease for placer minerals under the Titles Division of the Ministry. In British Columbia, a lease is a higher form of tenure than a claim. By having a lease there is no production limit whereas a placer claim's production is limited to 2,000 cubic metres of pay dirt (usually gravel or sand rich enough to be excavated and treated to recover its valuable contents) per year. At the present time, we do not anticipate applying for placer until sufficient exploration work has been performed to warrant the expenditure.



(3)     Current  State  of  Exploration  on  the  Red  Bird

     The Red Bird is a large claim block which covers a number of old gold and copper showings, which were first discovered in the early part of the last century. A considerable amount of somewhat disjointed exploration, including geochemistry, geophysics, geology, trenching and diamond drilling has been completed since 1965; prior to us obtaining the Red Bird. However, due to the number of different operators the database is somewhat fragmented. As a consequence, the strategy behind some of the diamond drill programs is not immediately clear from the available reports.

     The  Red  Bird  has  a  long  history of extensive work as indicated below.

     In 1905, Boulder Mining Company developed several shafts and tunnels. A period between 1908 and 1918 was relatively inactive due to the First World War. In 1918, extensive surface and underground exploration was resumed and several veins were discovered which could be traced along strike for hundreds of feet. These veins were relatively lower-graded and therefore were not developed at the time. Little work was carried out on the claim until the middle of the 1960s.

     In 1965, Copper Mountain Consolidated Ltd. carried out bulldozer trenching near the old workings and diamond drilled 5 holes totaling 1,250 feet. Between 1966 and 1967, Copper Mountain Consolidated Ltd. continued to explore the Red Bird by bulldozer trenching, geophysical and geochemical surveys.

     In 1967, Nelway Mines Ltd. acquired and explored the Red Bird with geochemical surveys and diamond drilling.

     Between 1971 and 1974 Gold River Mines Ltd. explored the claims by extensive line cutting, soil sampling, magnetometer and VLF-EM surveys and drilling a total of 33 holes totaling 5,800 feet

     In 1978, Northern Lights Resources Ltd. conducted a ground magnetometer survey and drilled two diamond drill holes, totaling 366 feet.

..    In 1979, Kenman Resources Ltd., in conjunction with Ventures West Minerals
Ltd., began a program of detailed geological mapping of various previous showings with a program of soil sampling.

     In 1980, Brican Resources Ltd. acquired the rights held by Kenman Resources Ltd. and began a program of systemic surface exploration. In 1984, a lithogeochemcial survey was conducted over parts of the property and a detailed magnetometer survey was completed.

     In 1985, Aberford Resources Ltd. conducted geological, geochemical and geophysical surveys on the northern part of the property. In addition, in 1986 Aberford Resources Ltd. conducted extensive trenching.

     In 1997, two diamond drill holes were completed for a total of 540 feet by Harold Adams of Tulameen but there was no significant mineralization in the core.

     Between 1994 and 2002 two individuals, T. Lisle and E. Ostensoe held parts of the area of the Red Bird and filed numerous assessments reports documenting their mainly geological mapping efforts.


(4)     (i)     Present  Condition  of  Red  Bird,  Work  Completed and Proposed
                Program  for  Exploration


     Present  Condition  and  Climate


     The Red Bird is located in a highly mineralized region of southwestern British Columbia in which bulk of mineral occurrences are closely related in their distribution and origin to the volcanic history of the Nicola rocks and co-magnetic intrusives (a mass of igneous rock that, while molten, was forced into or in between other rocks).

     A probable stratabound horizon of massive sulfide mineralization has been recognized on the Red Bird. The sulfide horizons appear stratabound, lensoid and showing remarkable potential strike length. Sulfide mineralization is hosted in andesitic to rhyolitic fragmental rocks, which may also replace massive sulfide mineralization along strike as barren pyrite schists. The massive sulfide mineralization is tabular to lensoid in shape and apparently concordant with layering in country rocks, trending northerly and dipping shallowly to the west. Thickness of the horizons ranges from approximately three to twelve feet and sulfide mineralization may contain lenses of acid and intermediate volcanic rocks. Numerous small scale faults transect and offset sulfide mineralization.

     The  climate  is transitional between that of the dry southern interior and
the  much  wetter  Coast  Mountains  to the west.   Summers are hot and dry, and
winters  are  cold  with  heavy  snowfall  at  high  elevations.

     We will be only able to explore the Red Bird during the late spring or summer due to the snow falls, which could be upwards towards 40 inches, which starts towards the end of October and are basically gone by the end of April. With the snow during the winter, it will make it difficult for us to obtain any soil or rock samples for analysis. To access the Red Bird during the winter, we will have to use snowmobiles.

     During the summer months we can assess the Red Bird by four-wheel drive pick-up or by four-wheeler/quad/all terrain vehicle. One problem which we might have to face during the summer, which will reduce our exploration time, will be forest closures due to hot and dry conditions. With the number of recent fires in British Columbia during the last several summers this is a distinct possibility.


     Work  Completed  on  the  Red  Bird

     Since the acquisition of the Red Bird we have not undertaken any exploration work on the any part of the claim. In acquiring the Red Bird and in having a geological report prepared on it cost us $2,680.



     Proposed  Exploration  Program

     Further geochemical sampling by way of the establishment of a grid to obtain soil and rock samples for assaying is recommend as an initial stage. Subsequently, deeper penetrating geophysical survey is recommended in the Lockie Creek hornfels zone and tightly controlled ground magnetometer survey over the entire property is also recommended.

     Contingent on attractive targets being identified by the above work, together with a synthesis of older data, Phase III diamond drilling is recommended to further test these targets contingent on success of Phases I.

Further geochemical sampling and deeper penetrating geophysical surveys is recommended in the Lockie Creek hornfels zone and tightly controlled ground magnetometer survey over the entire property is recommended.


     Contingent on attractive targets being identified by the above work, together with a synthesis of older data, Phase III diamond drilling is recommended to further test these targets contingent on success of Phases I and
II.  A  cost estimate is included below outlining Phase I -  $5,800 and Phase II
-  $96,000.

     Contingent on attractive targets being identified by the above work, together with a synthesis of older data, Phase lll diamond drilling is recommended to further test these targets contingent on success of Phases l and ll. A cost estimate is included below outlining contingent Phase III of $270,000. A breakdown of the work to be undertaken during each Phase is shown below:


     Phase  I

It would be to our advance to locate and re-log the old drill core to determine if there were any significant values. The practice in British Columbia is to leave on the property the residual drill core not sent for assaying. In addition, we should under take geochemical testing in the Lockie Creek to determine if I any significant assay values located there. Areas of interest should have a magnetometer survey performed on it.

     Geological mapping, assaying and magnetometer survey          $  2,300
     Transportation                                                     385
     Accommodation  and  meals                                          385
     Data  compilation                                                2,730
                                                                     ------
                              Total  Phase  I                      $  5,800
                                                                     ======

     It is estimated Phase I will take approximately 10 days using the services of two workers.

     Phase  II

     Depending upon the results of Phase I, areas of interest should be followed up by establishing further geochemical grids for sampling, re-sampling within the original grid the areas of interest, undertaking geological mapping and performing geophysics where needed.

          Geological  supervision,  mapping                  $  23,100
          Analytical                                             7,700
          Contract  geophysical                                 19,200
          Follow-up  geochemical                                15,400
          Transportation,  accommodation  and  meals             5,400
          Field  supplies                                        7,700
          Drafting  (AutoCAD)                                    3,000
          Line  cutting                                          6,100
          Data  compilation                                      4,600
          Report  preparation                                    3,000
          Word  processing  and  reproduction                      800
                                                             ---------
                         Total  Phase  II                    $  96,000
                                                                ======

     It is estimated Phase II will take approximately 3 weeks using the services of 3 workers and one geologist.

     Phase  III

     Depending on our results under Phase II, we plan to undertake trenching in various locations where the assays indicated a high concentration of mineralization, followed up by a mapping and sampling program including geophysics before we undertake a 9,900 foot drilling program.

          Continued geological mapping and drill supervision $ 29,200 Contract diamond drilling (9,900 metres @
                 Approximately $19.15  per  foot)              190,500
          Core  splitting  and  handling                         6,100
          Analytical                                             7,700
          Contract  geophysical                                  8,500
          Transportation                                         3,850
          Accommodation  and  meals                             11,100
          Field  supplies                                          750
          Drafting  (AutoCAD)                                    3,000
          Line  cutting                                          4,600
          Report  preparation                                    3,000
          Word  processing  and  reproduction                    1,700
                                                                ------
                         Total  Phase  III                    $270,000
                                                               =======

     Phase III is estimated to take 5 weeks but will require us to supply only a site geologist and one worker to assist the geologist during the drilling program since the drilling company will supply all other personnel.


4  (ii)     Description  of  Equipment  and  Infrastructure  Facilities

     We  do  not  have  any  equipment  or  facilities.



5.     Rock  Formation  and  Mineralization


     Within the eastern-central portion of the Red Bird, possible Cretaceous rocks include andesitic tuffs (a rock composed of the finer kinds of volcanic detritus which is usually stratified), breccias (a rock type with angular fragments of one composition surrounded by rock of another composition or texture) and porphyritic dikes. These are characterized by their relatively fresh, blocky nature and maroon to salmon-pink feldspar.

     Towards the northern end of the Red Bird, there are exposures of fresh andesitic pyroclastics (rocks that have been produced by explosive or aerial ejection from a volcanic vent), tuffs and conglomeratic fragmentals (with Nicola clasts), which may either represent local Cretaceous units or subacqueous-subaerial Nicola volcanosedimentary units.

     The north-central part of the Red Bird is composed essentially of two units, as follows:

1.   andesitic  volcanoclastic  sediments  (intermediate  volcanic  rocks);  and

5. andesitic tuffaceous pyroclastics (intermediate volcanic rocks with relatively fine fragements).

     Both units are schistose (readily split into thin flakes or slabs), chloritized (applies to the roasting of silver ores with salt) and local epidotized (a basic silicate of aluminum, calcium and iron) throughout.
Calcareous alternation (rocks that contain calcium carbonate) is common, as a thin calcite lenses (line strips of calcium carbonate), flattened pods and sub-parallel to schistosity (a type of cleavage) and as distinct, rounded blebs (a small, usually rounded inclusion of one mineral in another). These occurrences may reflect secondary alternation and replacement associated with low grade metamorphic events (involving physical transformation).

     The central portion of the Red Bird claims are predominately andesite, local dacitic (a fine-grained extrusive rock with intermediate composition), feldspar porphyritic and pyroclastic flows and dykes. Throughout the area the fragments are mainly felsic but there are consistently 3 to 20% mafic fragments (dark mineral fragments). This may reflect the bimodal distribution (contains two main size fractions) of the volcanic source material, which is masked by regional metamorphism. The south-centre of the Red Bird exposures comprise epidotized porphyritic andesitic flows (this is a calcium-iron calc-silicate -mineral) as well as andestic tuffaceous pyroclastics. These units appear somewhat fresher in appearance and may represent a later stage Nicola volcanism.

     The Red Bird area is structurally complex with a large northerly trending open synclinal to homoclinalsequence (the rocks are folded with the younger rocks surrounded by older rocks), cut by later Cretaceous and Tertiary structures.

     Prior mapping work indicates a bedding trend of 010-050 with shallow westerly dips, although directions of 150-170 are locally preserved. The Nicola rocks appear to be drawn-out along 010-050 in response to dilational forces possibly a result of Cretaceous and Tertiary compression and uplift. Clockwise rotation may also have had an effect as well, with sub-horizonal
strike-slip  faulting  producing  the  dominant  020-040  shear.   Late
Nicola/Cretaceous units are not as sheared in appearance though they are strongly joined along 150-170 . Later Tertiary events may have produced major faulting. Fracturing at 110-130 is observed to cut both Nicola and Cretaceous units.

     Sulfide concentrations within the Red Bird claim area are tabulated as follows:

a. Intensely silicified, pyritiferous lenses (containing pyrite - "fool's gold") occur concordant to volcanic layering. At the Red Bird portal, massive chalcopyrite-quartz lenses (soft mineral similar to pyrite and the most important source of copper) up to 0.5 metre thick are exposed and traceable for short (15-25 metre) distances along strike before pinching out. The wall rock (foot-hanging walls) around the chalcopyrite-pyrite lenses is highly bleached displaying saussurite and sericite alteration. Other workings about 100 metres to the north of the Red Bird also expose similar types of mineralization and occur along the same volcanic horizon. Some of the lenses are predominately massive pyrite with little to no chalcopyrite.

b. The host rock is an andesitic-dacitic sequence, which is pervasively calcareous and altered to greenschist facies. At the Red Bird portal, the mineralized lenses are also associated with a silicified mylonite zone. The mineralization follows the layered sequence striking 340 to 35 to the west.

     Pyrite mineralization is observed along Lockie Creek, within a volcanosedimentary-Cretaceous intrustion and hornfels zone. Sulfides occur as distinct belbs within the Cretaceous porphyritic dyke material as well as fine disseminations located along the planar bedding of the argillaceous volcanosediments. The altered, baked appearance of these units may suggest a metasomatic type mineralization.

     Volcanic rocks of the Red Bird claim appear to occur as a relatively simple homoclinal sequence that is complicated by normal and strike slip faulting. North-south strikes and shallow to moderate westerly dips typify the sequence. A weak to moderately well developed foliation is ubiquitous and varies from 130 to 180 in strike (dominantly 160 to 170 ) with shallow westerly dips. Intensity of foliation is variable and largely a function of lithology, as finer grained fragmental rocks tend to be more schistose than their coarser counterparts. Layering is difficult to discern due the massive nature of many of the rocks, but where observed is subparallel to the foliation.

     Faulting, of probable Tertiary age disturbs the volcanoclastic rocks. It is difficult to determine offset and movement on these faults due to scarcity of outcrop, the relative homogeneity of rocks, lack of distinctive layering and market horizons, and the lensoid nature of units within the sequence and faults are largely recognized by distinctive linear structures. North, northeast trends for faults are dominant but some east-west trends are also evident.

     Structural features on the Red Bird claims are very similar to those of the entire belt of Nicola rocks, which are typified by large open folds cut by later faults.


     The Red Bird has no proven or probable reserves on it and the above proposed programs are exploratory in nature



     Source  of  Power  on  the  Red  Bird

     There is no source of power on the Red Bird. The only power which will be available is the use of a gas operated generator if required during Phase III. This power source will be supplied by the drilling company.


Conclusions  and  Recommendations

     Geological mapping of the volcanic succession is essential in predicting the location of mineralized alkalic plutons. The common occurrence of magnetite with alkalic intrusions suggest the re-plotting and re-interpretation of previous magnetic data will aid in defining target areas. Drilling to test geological targets is envisaged.

     Since the bulk of mineral occurrences in Southern Quesnellia are closely related in their distribution and origin to the volcanic history of the Nicola volcanics and co-magnetic intrusives, a detailed geological mapping program is recommended at a scale of 1:2500 on an accurate orthophoto-topographic basemap. All previous work should be incorporated onto this basemap as accuracy permits. In conjunction with this mapping program, all available diamond drill core should be relogged.

     Further geochemical sampling and deeper penetrating geophysical surveys is recommended in the Lockie Creek hornfels zone and tightly controlled ground magnetometer survey over the entire property is recommended.

Number  of  Total  Employees  and  the  Number  of  Full  Time  Employees

     We do not have any employees either full or part time. Any personnel working on either the HV or the Red Bird will be paid a daily rate and when the exploration program is completed they will no longer work for us.

Reports  to  Shareholders

     We intend to furnish our shareholders with annual reports, which will include financial statements audited by Cordovano and Honeck, independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

     We are filing with the SEC a registration statement on the Form SB-2 under the Securities Act with respect to the securities being registered under this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the office of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C., 20549 or at its regional office located at 500 West Madison Street, Suite 1400,

Chicago, Illinois, 60661 upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as Edgar, are publicly available on the SEC's website, http://www.sec.gov. We are prepared to furnish
                                 ------------------
any  shareholder  requesting  any  documents  filed  with  the  SEC.

     At  the  present  time,  we  do  not  have  our  own  website.

Incorporation  in  the  State  of  Nevada

     We  incorporated  in  the  State  of  Nevada on January 3, 2001 rather than
British Columbia because of tax reasons. For example, both the Federal and Provincial Governments impose tax on any profits made. This corporate tax could range as high as 51% of net income. In addition the Province of British Columbia has an annual capital tax based on the number of shares outstanding. By having a Nevada-based company, we, if we ex-provincially incorporate in British Columbia, will only be subject to a 15% withholding tax as set forth in the Canada/US Tax Treaty.

ITEM  17.     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION


     The following discussion and analysis explains the major factors affecting our results of operations for the years ended December 31, 2001 to 2004 and for the three months ended March 31, 2005 and the variance of results between periods. The following discussion of our financial condition and results of operations should be read along with the financial statements and notes to the financial statements included elsewhere in this prospectus.


(A)      PLAN  OF  OPERATIONS


     While we believe the Red Bird has value and should be explored further, we are in the pre-exploration stage having generated no revenue. Our continued existence and future plans depend on us having money to pay our bills.

     Our plan of operations to overcome our present financial difficulties for the next twelve months will be as follows:



     to  ensure  this  prospectus  becomes  effective;

     to identify a market maker to submit, on our behalf, an application to the NASD for a quotation on the OTCBB;

     to raise money sufficient, once we are public, to meet our cash requirements for the next twelve months as shown below. Raising money might be done in three ways:

a.     through  the  issuance  of  shares  from  treasury;

b. obtaining money from institutional lenders guaranteed by our directors and officers; or

c.     obtaining  advances  from  our  directors  and  officers.

     If any of the above methods of raising money occurs, it would help to eliminate the uncertainty of our ability to continue as a going concern.

     With limited operations to date, it might be difficult for us to obtain money through the issuance of shares especially at a price favorable to our existing shareholders. If the price is too low, too many shares will have to be issued for the same money and a greater dilution affect will happen to our existing shareholders. If this is the case, the only alternative is to have the directors and officers continue to made advance to Henley. Presently, the directors and officers are not wishing to guarantee a loan and would rather not continue to put money into Henley. Therefore, if financing was not available we might have no choice but to allow Henley to cease as a going concern. All shareholders, which include the directors and officers, would lose their investment.


     We  will  not  buy  or  sell  any  plant  or  significant  equipment.

The  number  of  employees  is  not  expected  to  change.


     To date we have concentrated on the HV. With the loss of the HV we will now concentrate our interest on the Red Bird. We have not tried to identify any other mineral claims and will not do so until we have explored the Red Bird to determine if there exist minerals thereon of a commercial nature. Eventually, subject to the availability of financing, we will seek to increase our inventory of exploration properties and, if acceptable to us, enter into joint venture agreements with other exploration companies to explore various mineral claims we have identified.


We  will  require  money  to  operate  over  the  next  twelve months.   We have
determined  we  will  require  the  following  funds:






Distribution of Funds                    Ref.        Amount
---------------------                   -----        -------
Accounting and audit . . . . . . .       (i)        $ 7,000
Exploration on the Red Bird. . . .      (ii)          5,800
Office . . . . . . . . . . . . . .     (iii)            500
Transfer agent's fees. . . . . . .      (iv)            500
                                                    -------
                                                     13,800
Accounts payable to third parties.       (v)         14,867
Expenses of Issuance and
   Distribution (page 12). . . . .                   12,000
                                                   --------
Estimated Funds Required over
the Next Twelve Months . . . . . .                 $ 40,667
                                                    =======





(i)     Accounting  and  auditing


     This represents the cost for the quarterly financial statements for the six months ended June 30, 2005, nine months ended September 30, 2005, year ended
December  31,  2005  and  for  the  three  months  ended  March  31,  2006.







                                                    Amount       Estimated
Financial                                        Allocated to   Accounting
Statement           Independent    In-house       Issuance         and
Requirement         Accountant    Accountant        Costs (*)     Auditing
--------------      -----------   -----------     ----------   -----------
10Q-SB - June 30.  $   1,500      $  1,000        $  2,500        $     -
10Q-SB - Sept. 30      1,500         1,000           2,500              -
10K-SB - Dec. 31.      4,000         1,500           1,000          4,500
10Q-SB - March 31      1,500         1,000               -          2,500
                     --------     ---------       --------        --------
Total . . . . . .  $   8,500      $  4,500        $  6,000        $ 7,000
                     ========     =========       ========        ========






(*) The issuance costs have been allocated towards the earliest work undertaken by the in-house accountant and the auditors.

     Our in-house accountant prepares the accounting records and draft financial statements for submission to Cordovano & Honeck, our auditors.

(ii)     Exploration  of  the  Red  Bird

During the next twelve months there is no requirement for us to undertake any work on the Red Bird. Nevertheless, we would like to undertake Phase I of the recommended geological program at a cost of $5,800 as recommend on page 30. Management is prepared to advance this money in order to ensure this exploration program is completed.


(iii)     Office

     Relates to photocopying, printing and courier charges which will be incurred during the various filing processes with the SEC and with the accountants and attorneys.

(iv)     Transfer  agent's  fees

     The annual fee charged by Empire Stock Transfer is $500. Under Expenses of Issuance and Distribution on page 12, we have accrued an additional $500 to cover any charges the transfer agent might charge us; for example: preparation of shareholders' reports, confirmation with auditors, etc. There are no share certificates being issued under this offering and therefore no consideration has been given to the issuance.


     With cash of $218 as at March 31, 2005, we will require additional funds during the next twelve months. As mentioned above, to meet our future obligations we will either have to issue treasury shares or seek loans from either our directors or from financial institutes guaranteed by our directors. The directors have not given any consideration to personally supporting Henley financially. No decision has been made by our directors as to the best method to be used to meet our cash requirements over the next twelve months.


(B)    ANALYSIS  OF  FINANCIAL  CONDITIONS  AND  RESULTS  OF  OPERATIONS


     The following represents an analysis of expenses incurred for the years ended December 31, 2001 through to December 31, 2004 and for the three months ended March 31, 2005:







                                                                           TOTAL TO
                        March 31   Dec. 31   Dec. 31   Dec. 31   Dec. 31   MARCH 31
                          2005       2004      2003      2002      2001      2005
                       ---------  --------  --------  --------  --------  ---------

Accounting and audit  $   2,550  $  8,850  $  2,200  $  2,200  $  2,200  $  18,000
Bank charges . . . .         75       218       116       120        72        601
Exploration
Expenses . . . . . .      1,750       683         -     2,016     2,867      7,316
Geological
Report . . . . . . .          -     2,680         -         -     1,032      3,712
Incorporation
cost written
off. . . . . . . . .          -         -         -         -     1,845      1,845
Interest . . . . . .        158       457       450       428       261      1,754
Legal. . . . . . . .      5,000         -         -         -         -      5,000
Management fees. . .      1,500     6,000     6,000     6,000     6,000     25,500
Office . . . . . . .        833       806         -       669       239      2,547
Rent . . . . . . . .      1,050     4,200     4,200     4,200     4,200     17,850
Staking fees . . . .          -     1,667         -         -         -      1,667
Telephone. . . . . .        600     2,400     2,400     2,400     2,400     10,200
Transfer agent fees.          -       705       595     2,105       550      3,955
                      ---------  --------  --------  --------  --------  ---------

Total. . . . . . . .  $  13,516  $ 28,666  $ 15,961  $ 20,138  $ 21,666  $  99,947
                      =========  ========  ========  ========  ========  =========

YEARS ENDED DECEMBER 31, 2001 TO 2004 AND FOR THE THREE MONTHS ENDED MARCH 31, 2005


Accounting  and  audit

     We have an independent bookkeeper who prepares the accounting records for our year end and submits the records to our auditors, Cordovano & Honeck, for their examination of our financial statements. Our auditors have not performed any other accounting or consulting work for us other than the issuance of audited financial statements.

Bank  charges

     We have a bank account with one of the chartered banks in Canada which charges us a service fee each month to operate the account.

Exploration  expenses

     As indicated elsewhere in this prospectus, in 2001 and 2002 we incurred exploration expenses associated with the staking and establishment of a grid system for soil and rock assaying on the HV. In 2004, we staked the Red Bird and paid an additional amount of $683 to acquire certain PAC (portable assessment credit) grants available to us. PAC grants are created by other companies performing exploration work on their claims on which they cannot use the entire money spent due to their claims being maintained to the maximum limit in British Columbia; being 10 years of assessment work applied. The company or individual holding the PAC grant can transfer them to any property within British Columbia; hence the word "portable". If it is an unrelated company, as in our case, the owner of the PAC grant charges a fee for the use of the credit since once applied to the Red Bird, he can no longer use it on another property. We purchased from Richard Billingsley a total of $1,780 in PAC grants for $443 not including filing fees of $208 and Good and Services Taxes of $32. By doing this transaction, we were able to maintain the Red Bird in good standing until July 23, 2006. We felt this was a prudent business decision since the availability of all future PAC grants in the Province of British Columbia expired at the end of 2004.

Geological  reports

     We have had two geological reports prepared. The first was on April 18, 2001 by John J. Watkins on the HV. On August 15, 2004, Joe T. Shearer prepared a report on the Red Bird. Extracts from the Red Bird report is mentioned elsewhere in this prospectus.

Incorporation  costs

     We incorporated Henley in Nevada and in 2001 wrote the entire incorporation cost off as a period cost rather than capitalize it on the balance sheet.

Management  fees

     Since we do not have sufficient money to pay our management team we have not paid management salaries. Nevertheless we realize there is a cost associated with the time spent by our directors and officers in the affairs of Henley and, therefore, have given recognition to this fact by accruing as management fees $500 per month. This amount has been expensed and credited to Capital in Excess of Par Value on the balance sheet. We will never pay this amount in either cash or shares to any of our directors and officers.

Office

     Relates to such charges as photocopying, fax, courier and miscellaneous expenses.

Rent


     We are fortunate, at the present time, in being able to use the office of Sam Hirji at no cost to us. Nevertheless, we realize there should be a cost of operating an office and therefore, similar to management fees above, we have accrued an amount of $350 per month. This amount has been expensed and credited to Capital In Excess of Par Value on the Balance Sheet. This amount represents the cost of obtaining a shared office space in downtown Vancouver. No payment will ever be made to Sam Hirji or any other director for the accrual of rent.


Staking  fees

     In 2004, we engaged the services of Richard Billingsley to stake the Red Bird for us.

Telephone

     We do not have our own telephone number since we wish to wait until we select office premises on a full time basis. Similar to management fees and rent noted above, we have accrued as a telephone charge $200 per month with an offsetting credit to Capital in Excess of Par Value. The amount accrued was determined based on the rates B.C. Telephone Company would normally charge a company for a single telephone line.

Transfer  agent  fees

     Original we used as our transfer agent, Nevada Agency & Trust Company in Reno, Nevada but due to the cost associated with their services we switched in 2004 to Empire Stock Transfer Inc. in Las Vegas.

Meeting  of  Stockholders

We have not held since our inception a Meeting of Stockholders. We are planning to hold a Meeting of Stockholders but no date has been set by our directors.

Other  factors  and  trends  to  be  considered:

(i)  Short  and  long-term  trend  liabilities

We are unaware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our business either in the long-term or long-term liquidity which have not been disclosed under Risk Factors on page 3.

(ii)  Internal  and  external  sources  of  liquidity

There  are  no  material  internal  and  external  sources  of  liquidity.

(iii)  Commitments  for  capital  expenditures

We have no commitments for any capital expenditures of a significant amount and have not budgeted any future funds required over the next twelve months to purchase any assets of any nature.

(iv)  Known  trends,  events  or  uncertainties  having  an  impact  on  income.

Since we are in the start-up stage and Red Bird claim have not produced any income, and there is a chance that it never will. We do not know of any trends, events or uncertainties that are reasonably expected to have a material impact on income in the future.

(v)  Income  from  other  sources.

We know of no significant elements of income or losses that do not arise from our continuing operations. Until such time as we have defined a mineable ore reserve we will not realize any income.

(vi)  Changes  in  the  financial  statements.


We do not know of any cause for any material changes from period to period in one or more line items of our financial statements as shown in this prospectus. Our audited financial statements adhere with accounting principles generally accepted in the United States of America.


(vii)  Seasonal  aspects  affecting  the  financial  condition.


The only seasonal aspect known to us which will affect our financial condition or results of operations is the weather. The weather in the area of the Red
Bird tends to be harsh and lasts for many more months. During the initial exploration stage, we will only be able to explore the Red Bird during the late spring, summer and early fall months due to the possibility of snow in winter. Winter weather conditions make it difficult to obtain soil and rock samples, prospecting, trenching and removal of overburden.


(viii)  Interim  Periods

We have no historical financial information upon which to base an evaluation of our performance other than the audited financial statements filed with this prospectus. We are in the pre-exploration stage and have not generated any revenues from our operations to date. There is no guarantee that we will have a successful business operation. We are subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the Red Bird claim, and possible cost overruns due to price and cost increases in services required during our exploration work.

We will explore the Red Bird. Nevertheless, in the future we will seek to increase our inventory of mineral properties and, if acceptable to us, enter into joint venture agreements to explore various other mineral properties of merit. No mineral properties or joint venture situations have been identified to date.

(C)     LIQUIDITY  AND  CAPITAL  RESOURCES

     There is limited historical financial information about us upon which to base an evaluation of our performance. It might take several years for a historical profile to be developed on our activities as a company and the strengths of our management team to be useful for evaluating our performance.

     Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. We will need to raise capital to fund normal operating costs and exploration efforts. If we are not able to generate sufficient revenues and cash flows or obtain alternative funding, we will be unable to continue as a going concern. As disclosed in the report of the auditors on our financial statements provided elsewhere in this prospectus, our recurring losses and negative cash flows from operations raises substantial doubt about our ability to continue as a going concern.

(D)     NEW  ACCOUNTING  PRONOUNCEMENTS


     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share Based Payment", that addresses the accounting transactions in which a company exchanges its equity instruments for goods or services. SFAS No. 123R requires that such transactions be accounted for using a fair value based method. Adoption of SFAS No. 123R is effective for periods beginning after December 15, 2005. Henley will adopt this statement as required and management is currently assessing the effect SFAS No. 123R will have on the Henley's financial statements.


     In June 2001, the FASB issued SFAS No. 141 "Business Combination" which supersedes APB Opinion No 16 "Business Combinations" and FASB Statement No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises". The provisions of this statement requires that all business combinations be accounted for using "purchase accounting" and it disallows the use of "pooling of interests" as previously allowed under APB Opinion No. 16 and FASB Statement No. 38. This statement is effective for all business combinations subsequent to June 30, 2001. The adoption of this statement did not have a material effect on Henley's financial statements.

     Also in June 2001, the FASB issued SFAS No. 142 "Goodwill and other Intangible Assets", which supersedes APB Opinion No. 17 "Intangible Assets". The provisions of this statement changes the unit of accounting for goodwill and takes a very different approach to how goodwill and other intangible assets are accounted for subsequent to their initial recognition. Because goodwill and some intangible assets will no longer be amortized, the reported amounts of goodwill and intangible assets, as well as total assets, will not decrease at the same time and in the same manner as under previous standards. This statement is effective for all fiscal years beginning subsequent to December 15, 2001. The adoption of this statement will not have a material effect on Henley's financial statements.

     In August 2001, the FASB and SFAS No. 143 "Accounting for Asset Retirement Obligations", which amends SFAS No. 19, establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The statement is required to be adopted by January 1, 2003, at which time Henley will record the estimated present value of reclamation liability and increase the carrying value of related assets. Subsequently, reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation. Currently Henley is in the process of quantifying the effect the adoption of this statement will have on its financial statements.

     The FASB also issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. It also amends APB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for the fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this Statement generally are not to be applied prospectively. The adoption of this statement did not have a material effect on Henley's financial statements.

ITEM  18.     DESCRIPTION  OF  PROPERTY


     The Red Bird is more fully described elsewhere in this prospectus. We have no other mineral properties.

Title  to  the  Red  Bird


     The Red Bird is recorded in the name of Richard Billingsley who has signed a Bill of Sale Absolute in favor of Henley. Our reason for allowing the Red Bird to remain in the name of Richard Billingsley is two-fold: first, we will not have to extra-provincially incorporate a British Columbia company at a cost of approximately $800 and, second, we would not have to obtain a Free Miners License at a cost of $385. Under the mining laws of British Columbia, only a company incorporated in the Province of British Columbia can hold the rights to minerals on land owned by the Crown and can apply and obtain a Free Miners License. When the Bill of Sale Absolute is filed with the Ministry, the mineral rights will be transferred to the name of Henley. Until this is done, we are exposed and might lose our interest in the Red Bird to another third party if Mr. Billingsley were to transfer the claims without our knowledge. The only way to protect ourselves from this happening is to have the Red Bird registered in Henley's name (see Risk Factor 11 on page 6).


Investment  Policy

     We are not limited on the percentage of assets which may be invested in any one investment or mineral property. A disposal of a future major asset would result in our Board of Directors seeking shareholders' approval since this would ensure no subsequent shareholder action could be brought against us. Our policy is to acquire assets, being mainly mineral properties, primarily for income in the future rather than capital gains. Our intention is to explore and develop, if warranted, the Red Bird in hopes of eventually developing it into income producing property from the sale of the minerals contained thereon.

ITEM  19.     CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with it or in any presently proposed transaction.

-     Any  of  the  our  directors  or  officers;
-     Any person proposed as a nominee for election as a director in the future;
- Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding common stock; or
- Any relative or spouse of any of the foregoing persons who has the same house as such person.

The  common  stock  purchased  by  the  directors  and  officers is shown below:


Sam Hirji, President and Director, purchased 150,000 shares at a price of $0.01 per share for cash consideration on December 12, 2001.



Herbert Moeller, Secretary Treasurer and Director, purchased 100,000 shares at a price of $0.01 per share for cash consideration on December 12, 2001.



Claus Andrup, a former Director, purchased 100,000 shares at a price of $0.01 per share for cash consideration on December 18, 2001.



     The price of $0.01 per share paid by the directors and officers was arbitrarily determined by them.


     On July 23, 2004, we accepted subscriptions for 1,000,000 shares at a price of $0.01 per share from 24 individual investors for a total consideration of $10,000. All payments were for cash consideration.

     On August 31, 2004, we accepted subscriptions for 100,000 shares at a price
of  $0.10 per share for 12 investors for a total consideration of $10,000.   All
payments  were  for  cash  consideration.

     Some of our Directors are directors and officers of other companies (refer to biographies of Directors on pages 13 to 14). Therefore, conflicts of interest may arise between their duties as our directors and as directors and officers of other companies. All such possible conflicts will be disclosed and the directors concerned will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed on them under the laws of the State of Nevada.

     All officers and the director are aware of their fiduciary responsibilities under corporate law, especially insofar as taking advantage, directly or indirectly, of information or opportunities acquired in their capacities as officers and directors of Henley. Any transaction with officers or directors will only be on terms consistent with industry standards and sound business practice in accordance with the fiduciary duties of those persons to Henley, and depending upon the magnitude of the transactions and the absence of any disinterested Board members, the transactions may be submitted to the shareholders for their approval in the absence of any independent Board members.

     The following directors and officers have advanced money to us over the past several years.


                 Sam  Hirji                      $  11,306
                 Herbert  Moeller                      187
                                                  --------
                 As at March 31, 2005            $  11,493
                                                    ======



     The  above noted advances are on a demand basis and bear no interest.   Had
an annual compound interest rate of 5% been used, the amount of interest of $1,656 was contributed by directors and officers of Henley.


     We have had no transactions with any promoter or promoters since its inception. Nothing of value, including money, property, contracts, options or rights of any kind has been received or will be received by a promoter, director or indirectly from us which is not disclosed in this prospectus.

     There were no material transactions, or series of similar transactions, since inception of Henley and during our current fiscal period, or any currently proposed transactions, or series of similar transactions, to which Henley was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by Henley to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

ITEM  20.     MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS


     We are neither a reporting issuer in the United States nor a publicly traded company on any stock exchange. Therefore, there is no trading range in our shares. Subsequent to the effective date of our registration statement under the Securities Act of 1933, it is anticipated one or more broker dealers, who we have not identified as yet, may make a market in our securities over-the-counter, with quotations carried on the OTCBB. There is no assurance we will ever be quoted on the OTCBB or any other exchange.


Outstanding  options,  warrants  and  conversion  privileges

     We  have  granted Terry Heard 100,000 options at a price of $0.10 per share
as  more  fully  described  on  page  44.   There are no outstanding warrants or
conversion  privileges  for  Henley.

Shares being offered pursuant to an employee benefit plan or dividend reinvestment plan

     We are offering no shares pursuant to an employee benefit plan or a dividend reinvestment plan.

Holders  of  Record  of  Common  Shares

     There  are  39 stockholders of record including two of our three directors.

Number  of  Shares  under  Rule  144

     The  number of shares which could be sold under Rule 144 is 350,000 shares.

Dividends

     No cash or stock dividends have ever been declared by us since our inception and we are extremely doubtful that any will be declared in the immediate future; if at all.

Certain  United  States  Tax  Considerations  for  Non-United  States  Holders

     The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-United States holder.

     A non-United States holder generally will not be subject to United States federal income tax on gain recognized on a disposition of our common stock unless:

- the gain is effectively connected with your conduct of a trade of business in the United States or, under an income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States;

- you are an individual who holds our common stock as a capital asset, are present in the United States for 183 days or more in a taxable year of the disposition and meet other requirements; or

- you are or have been a "United States real property holding corporation" for United States federal income tax purposes.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholdings. If you receive payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment is subject to both United States withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States holder or you otherwise establish an exemption.

WE ENCOURAGE AND RECOMMEND THAT EACH NON-UNITED STATES HOLDER CONSULT THEIR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

ITEM  21.     EXECUTIVE  COMPENSATION

     Our directors and officers have not been compensated for their services and there are no plans to compensate them in the near future until such time as we generate sufficient revenue to do so.

Compensation  of  Directors


     During the fiscal years ended December 31, 2001, 2002, 2003 and 2004 and for the three months ended March 31, 2005, we did not pay our directors for any meetings.


Executive  Compensation


     The following table set forth the total compensation paid or accrued by us for the four years ended December 31, 2004 on behalf of our named executive officers. In addition, this table sets forth information with respect to stock option to purchase common stock granted to our named executive officers during the same periods mentioned above.

                           SUMMARY COMPENSATION TABLE
                           --------------------------
                                     ANNUAL
                                     ------
                                  COMPENSATION
                                  ------------

                                                         Long Term Compensation
                                                         ----------------------
                     Annual Compensation       Awards           Payouts
                     --------------------      ------           -------




(a)                        (b)    (c)    (e)     (f)       (g)       (h)        (i)
                                        Other  Restricted                    All other
                                        annual  stock     Options/  LTIP      compen-
Name and Principal. .                    Comp.  awards      SAR    payouts    sation
Position. . . . . . . .  Year   Salary   ($)     ($)        (#)      ($)       ($)
------------------       ----   -------  -----  --------   -------  ----     --------

Michael Laidlaw (1)
Former President and
     former Director. .  2001     -0-    -0-     -0-        -0-      -0-       -0-

Sam Hirji (2) . . . . .  2001     -0-    -0-     -0-        -0-      -0-       -0-
Principal Executive . .  2002     -0-    -0-     -0-        -0-      -0-       -0-
Officer, President and.  2003     -0-    -0-     -0-        -0-      -0-       -0-
     Director . . . . .  2004     -0-    -0-     -0-        -0-      -0-       -0-

Herbert Moeller (3)
Principal Financial . .  2001     -0-    -0-     -0-        -0-      -0-       -0-
Officer,. . . . . . . .  2002     -0-    -0-     -0-        -0-      -0-       -0-
Secretary Treasurer . .  2003     -0-    -0-     -0-        -0-      -0-       -0-
  and Director. . . . .  2004     -0-    -0-     -0-        -0-      -0-       -0-

                         2001     -0-    -0-     -0-        -0-      -0-       -0-
Claus Andrup (4). . . .  2002     -0-    -0-     -0-        -0-      -0-       -0-
former Director . . . .  2003     -0-    -0-     -0-        -0-      -0-       -0-

Terry Heard (5)
Director. . . . . . . .  2004     -0-    -0-     -0-      100,000    -0-       -0-




(1) Incorporating director who resigned as President and Director on November 6, 2001.
(2) Appointed as a Director, Principal Executive Officer and President on November 6, 2001.
(3)  Appointed  as  a  Director,  Principal  Financial  Officer  and  Secretary
     Treasurer  on  November  6,  2001.
(4)  Appointed  as  a  Director  on November 6, 2001 and resigned in December 1,
     2003.
(5)  Appointed  as  a  Director  on  August  15,  2004.


Option Grants in Last Fiscal Year and during the three months ended March 31, 2005.

     The  stock  options  outstanding  as  at  March  31,  2005  are as follows:

                      OPTION/SAR  GRANTS  IN  LAST  FISCAL  YEAR
                                Individual  Grants





(a)                    (b)                     (c)                  (d)           (e)
              Number of Securities   % of Total Option/SARs    Exercise of
              Underlying Options/    Granted to Employees in   Base Price     Expiration
Name . . . .  SAR's Grants (#)       Fiscal Year                  ($/Sh)         Date

Sam Hirji. .        Nil                    Nil                       -            -

Herbert
   Moeller .        Nil                    Nil                       -            -
                                                                              September
Terry Heard.      100,000                  100 %                  $  0.10     15, 2009


Employment  Agreements  with  Executive  Officers

     There  are  no  employment  agreements  with  any  officers  or  directors.

Employment  Contracts  and  Termination  of  Employment  Agreements

     We do not have any employment contracts with any of our directors or officers or any other individual proposed to be an officer or director. There are no compensation agreements in the event one or more of our officers or directors terminates his involvement with Henley.

Stock  Option  Plan

     We have never established any form of stock option plan for the benefit of our directors, officers or future employees. We do not have a long-term incentive plan nor do we have a defined benefit, pension plan, profit sharing or other retirement plan.

ITEM  22.     FINANCIAL  STATEMENTS



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To  The  Board  of  Directors
of  Henley  Ventures,  Inc.:


We have audited the accompanying balance sheet of Henley Ventures, Inc. as of December 31, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2004, and 2003 and for the period from January 3, 2001 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects,, the financial position of Henley Ventures, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 and for the period from January 3, 2001 (inception) through December 31, 2004 in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Cordovano  &  Honeck,  LLP
Denver,  Colorado
May  19,  2005

                              HENLEY VENTURES, INC.
                         (An Exploration Stage Company)

                                 BALANCE SHEETS







                                                                                   MARCH 31,     DECEMBER 31
                                                                                      2005         2004
                                                                                  ----------     -----------
                                                                                  (Unaudited)
                                              ASSETS

     Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    218       $   9,018
                                                                                     --------       ---------

                              Total assets . . . . . . . . . . . . . . . . . . .    $    218       $   9,018
                                                                                    =========      ==========

                             LIABILITIES AND SHAREHOLDERS' DEFICIT

     Liabilities:
          Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . .   .  $  10,117      $   13,492
          Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,750           3,000
          Indebtedness to related parties (Note 2) . . . . . . . . . . . . . . .       11,493           8,460
                                                                                    ---------        ---------
                              Total liabilities. . . . . . . . . . . . . . . . .       26,360          24,952
                                                                                    ----------       ---------

Shareholders' deficit (Note 2 and 4)
   Common stock, $.001 par value. Authorized 200,000,000 shares and 1,450,000 and 1,450,000 issued and outstanding
       shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,450           1,450
   Additional paid-up capital. . . . . . . . . . . . . . . . . . . . . . . . . .       72,355          69,047
   Accumulative deficit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (99,947)        (86,431)
                                                                                     ---------       ---------

                              Total shareholders' deficit. . . . . . . . . . . .      (26,142)        (15,934)
                                                                                     ----------      ---------

                              Total liabilities and shareholders' deficit. . . .     $    218      $    9,018
                                                                                      ========       =========



                 See accompanying notes to financial statements

                              HENLEY VENTURES, INC.
                         (An Exploration Stage Company)
                            STATEMENTS OF OPERATIONS


                                                            JAN. 3, 2001
                       THREE MONTHS ENDED        YEARS   (INCEPTION) THROUGH
..                            MAR 31,        ENDED DEC. 31,  DEC. 31,  MAR 31,
                        2005       2004      2004    2003     2004     2005
                     (UNAUDITED)(UNAUDITED)                         (UNAUDITED)









Expenses:
Contribution rent
    (Note 2). . . . . . $ 1,650   $ 1,650   $ 6,600  $ 6,600    $  26,400   $ 28,050
Contribution services
    (Note 2). . . . . .   1,658     1,618     6,457    6,450       25,597     27,255
Exploration costs . . .   1,750     2,350     5,030        -       10,945     12,695
Organization costs. . .       -         -         -        -        1,845      1,845
Professional fees . . .   7,550         -     9,555    2,795       19,705     27,255
Office. . . . . . . . .     908        36     1,024      128        1,915      2,823
Other general expenses.      -         -         -       (12)          24         24
                         ------    ------    ------   ------      -------     -------

   Total expenses . . . (13,516)   (5,654)  (28,666) (15,961)     (86,431)    (99,947)
                         -------    ------   -------  ------     --------     --------

   Loss before income
         taxes. . . .   (13,516)   (5,654)  (28,666) (15,961)     (86,431)    (99,947)

    Income tax
     provision (Note 5)       -         -         -        -            -           -
                         ------    ------    ------  -------      -------      -------

    Net loss. . . . .  $(13,516) $ (5,654) $(28,666) $(15,961)  $ (86,431)   $(99,947)
                         ======   ========  ========  ========    ========    ========

Basic and diluted loss
    per share . . . .  $  (0.01) $  (0.02) $  (0.04) $  (0.05)
                         =======    ======    ======    ======

Weighted average
    common shares
    outstanding . . .  1,450,000   350,000   638,462   350,000
                       =========   =======   =======   =======



                 See accompanying notes to financial statements

                              HENLEY VENTURES, INC.
                         (An Exploration Stage Company)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT






                                                                        ADDITIONAL
                                                    COMMON STOCK          PAID-IN   ACCUMULATED
                                                  SHARES     AMOUNT        CAPITAL    DEFICIT     TOTAL
                                                ----------  --------     -----------  ---------  ----------
Balance January 3, 2001
    Inception date . . . . . . . . . . .  .           -    $      -     $       -    $      -   $       -
Common stock issued to founders
     at December 15, 2001. . . . . . . .  .     350,000         350         3,150           -       3,500
Contributed rent and services (Note 2) .  .           -           -        12,862           -      12,862
Net loss . . . . . . . . . . . . . . . .  .           -           -             -     (21,666)    (21,666)
                                             ----------      -------      -------    ---------  ----------
Balance at
   December 31, 2001 . . . . . . . . . .  .     350,000          350       16,012     (21,666)     (5,304)

Contributed rent and services (Note 2) .  .           -            -       13,028           -      13,028
Net loss . . . . . . . . . . . . . . . .  .           -            -            -     (20,138)    (20,138)
                                             ----------      --------     -------    ---------  ----------
Balance at
   December 31, 2002 . . . . . . . . . .  .     350,000          350       29,040     (41,804)    (12,414)

Contributed rent and services (Note 2) .. .           -            -       13,050           -      13,050
Net loss . . . . . . . . . . . . . . . .. .           -            -            -     (15,961)    (15,961)
                                             ----------      --------     -------    ---------  ----------
Balance at
   December 31, 2003 . . . . . . . . . .. .     350,000          350       42,090     (57,765)    (15,325)

June 2004, sale of common
  stock, pursuant to private offering, net of
  offering costs of $2,500 (Note 4). . .. .   1,000,000        1,000        6,500           -       7,500
August 2004, sale of common
  stock, pursuant to private offering, net of
  offering costs of $2,500 (Note 4). . .. .     100,000          100        7,400           -       7,500
Contributed rent and services. . . . . .. .           -            -       13,057           -      13,057
Net loss . . . . . . . . . . . . . . . .. .           -            -            -     (28,666)    (28,666)
                                             ----------     ---------     -------    ---------  ----------
Balance at December 31, 2004 . . . . . .. .   1,450,000        1,450       69,047     (86,431)    (15,934)

Contribution rent and services (Unaudited)
    (Note 2) . . . . . . . . . . . . . .. .           -            -        3,308           -       3,308
Net loss (Unaudited) . . . . . . . . . .. .           -            -            -     (13,516)    (13,516)
                                             ----------      --------    --------    ---------  ----------


Balance at March 31, 2005 (Unaudited). .. .   1,450,000     $  1,450     $ 72,355   $ (99,947)  $ (26,142)
                                             ==========      =======        ======    =========  =========



                 See accompanying notes to financial statements

                              HENLEY VENTURES, INC.
                         (An Exploration Stage Company)
                            STATEMENTS OF CASH FLOWS


                                                          JAN.3, 2001
                     THREE MONTHS ENDED        YEAR     (INCEPTION) THROUGH
                          MAR. 31,         ENDED DEC. 31,  DEC. 31, MAR.31
                      2005        2004     2004    2003     2004     2005
                  (UNAUDITED) (UNAUDITED)                        (UNAUDITED)








Cash flows from
operating activities:
Net loss . . . . . . .$(13,516)  $ (5,654) $(28,666) $(15,961) $(86,431) $(99,947)
Adjustments to
 reconcile net loss to
 net cash used by
 operating activities:
  Contributed rent
  And services (Note 2).  3,308     3,268    13,057     13,050   51,997    55,305
  Changes in operating
  assets and liabilities
    Accounts payable . . (1,625)    2,350     9,312      2,795   16,492    14,867
                         -------   -------  --------   -------  -------   --------
    Net cash used in
    operating
    activities.         (11,833)      (36)   (6,297)      (116) (17,942)   (29775)
                        --------   -------  --------   -------  --------   -------

Cash flows from
   financing activities
   Proceeds from related
    party debt (Note 2).  3,033          -      155          -    8,460    11,493
   Proceeds from issuance
     of common stock, net
     of offering costs
      (Note 4). . . . .       -          -   15,000          -   18,500    18,500
                        --------    ------  -------     -------  -------  --------
      Net cash provided by
      financing
       activities.        3,033          -   15,155          -   26,960    29,993
                         -------     ------  ------    --------  -------  --------
      Net change in cash (8,800)       (36)  (8,858)      (116)   9,018      (218)

Cash:
   Beginning of period.   9,018        160      160        276        -         -
                        -------     -------   ------    -------  ------   --------
   End of period. . . $     218    $   124  $ 9,018     $  160   $9,018   $  (218)
                      =========     ======= =======     =======  ======    =======

Supplemental disclosure
of cash flow information:
   Cash paid during the
     year for:
      Income taxes  . $       -   $      -   $    -     $    -   $   -    $     -
                       ========     =======  =======    ======   ======   ========
      Interest . . . .$       -   $      -   $    -     $    -   $   -    $     -
                      =========     ========  ======    ======   ======   ========



                 See accompanying notes to financial statements

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

ORGANIZATION  AND  BASIC  OF  PRESENTATION


Henley Ventures, Inc. (the "Company") was incorporated under the laws of the State of Nevada on January 3, 2001 for the purpose of acquiring and developing mineral properties. The Company is in the exploration stage in accordance with Industry Guide 7. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The financial statements for the three months ended March 31, 2005 and 2004 presented herein have been prepared by the Company in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. Financial data presented for the three months ended March 31, 2005 and 2004 are unaudited.

On January 24, 2001, the Company acquired the mineral rights to the HV mineral claim group (the "HV") from Paul Saulnier, an unrelated individual who is not a director, officer or shareholder of the Company. The HV was "staked" on January 24, 2001 by Paul Saulnier on the Company's behalf. "Staking" of a claim is the method used to verify title to the minerals on the Province of British Columbia (known as the "Crown') property. The Company has undertaken several exploration work on the HV to maintain it in good standing until January 24, 2005. On January 24, 2005, the Company lost all of its rights to the mineral on the HV mineral claim when the Provincial Government changed its method of recording ownership. The Company has no further interest in the HV claims and no liability attached thereto.



On July 28, 2004, the Company acquired the mineral rights to the Red Bird claim (the "Red Bird"), located in British Columbia, by Bill of Sale Absolute from Richard J. Billingsley for the purchase price of $1,667; the cost incurred by him to stake the Red Bird on behalf of the Company. The Red Bird claims are registered in the name of Richard J. Billingsley under his Free Miners' License #139085. The Company is in procession of a signed Bill of Sale Absolute giving ownership to the mineral rights of the Red Bird to them. A mineral claim in the Province of British Columbia has to be held in the name of a resident of the Province or by a company either incorporated in British Columbia or extra-provincially incorporated. At the present time, the Company does not wish to extra-provincially incorporate in British Columbia due to the cost. In addition, to obtain a Free Miners' License, if the Company were extra-provincially incorporated, would cost $385 whereas there is no cost to the Company using Richard Billingsley's Free Miners' License to hold the Red Bird. By having a Bill of Sale Absolute signed to the Company's benefit, the Company has control over the mineral rights on the Red Bird. Eventually, the Company will extra-provincially incorporate but not until sufficient exploration work has been undertaken on the Red Bird to warrant the cost of doing so. The Company holds the rights to the minerals on the Red Bird, except for placer and coal, but does not have an interest in the land since it is owned by the Crown
(Note 3). Legal status is that the Company has the rights to the minerals on the Red Bird.


The Company's significant operating losses raise substantial doubt about the ability to continue as a going concern. Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the historical success rate of mineral exploration.

The Company's future success is primarily dependent upon the existence of minerals on the property for which the Company owns claim to. No minerals have yet been discovered on the property. The Company's success will also be dependent upon its ability to raise sufficient capital to fund its exploration program and, if minerals are discovered, to mine the discovery on a timely and cost-effective basis.

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
USE  OF  ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

FUNCTIONAL  CURRENCY


Although the Company operates in Canada, the financial statements are measured using U.S. dollars as the functional currency. During the period January 3, 2001 (inception) through December 31, 2004, the Company had a Canadian bank account and a U.S. bank account, with significant transactions being conducted from the U.S. bank account. The Canadian bank account was closed as of December 31, 2004.


CASH  AND  CASH  EQUIVALENTS


The Company considers all highly liquid securities with original maturities of three month or less when acquired to be cash equivalents. There were no cash equivalents at March 31, 2005 (unaudited) and December 31, 2004.


FINANCIAL  INSTRUMENTS


At December 31, 2004, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.


MINERAL  INTERESTS

Exploration and development expenses are expensed in the period incurred until such time as the Company establishes the existence of commercial feasibility, at which time these costs will be deferred. Administrative expenditures are expensed in the period incurred.

Mineral interest acquisition costs and related interest and financing costs may be deferred until the property is placed into production, sold or abandoned. Mineral interest acquisition costs will be deferred only when and if proven and probable reserves have been found to exist. No proven or probable reserves are currently known to exist.

Any deferred costs will be amortized on a unit-of-production basis over the estimated proven and probable reserves of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned.

EARNINGS  (LOSS)  PER  COMMON  SHARE


The Company computes earnings (loss) per share in accordance with Statement of Financial Accounting Standard No. 128 "Earnings Per Share". Under the Provision of SFAS No. 128, basic net income (loss) per share is computed by dividing the net income (loss) available to common shareholders for the period by the weighted average number of shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) available to the common shareholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, consisting of common shares issuable upon the exercise of stock options are included in diluted net income (loss) per share to the extent such shares are dilutive. At March 31, 2005 (unaudited) and December 31, 2004, there were no variances between the basic and diluted loss per share as there were no potentially diluted securities outstanding.

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

INCOME  TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the
financial  statements  or  tax  returns.   Under  this  method,  deferred  tax
liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

STOCK-BASED  COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995. This accounting standard permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") to account for stock-based compensation arrangements. Directors, acting in their capacity as directors, are in the employee category. Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and earnings per share that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25 and, accordingly, has included pro forma disclosures under SFAS No. 123.

(2)     RELATED  PARTY  TRANSACTIONS


The Company's president, who is also a director, contributed the use office space, including the use of telephone, to the Company for all periods presented. The office space was valued at $350 per month based on the market rate in the local area and telephone charges estimated and valued at $200 per month. The contributed use of office space is included in the accompanying financial statements as contributed rent expense with a corresponding credit to additional paid-in capital in the amount of $1,650 (unaudited) and $1,650 (unaudited) for three months ended March 31, 2005 and 2004 and $6,600 and $6,600 for the years ended December 31, 2004 and 2003, respectively.

 The president, who is also a director, contributed management services to the Company for the periods presented. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which equaled $500 per month based on the level of service preformed. The services are reported as contributed services with a corresponding credit to additional paid-in capital in the amount of $1,500 (unaudited) and $1,500 (unaudited) for three months ended March 31, 2005 and 2004 and $6,000 and $6,000 for years ended December 31, 2004 and 2003, respectively.



From January 3, 2001 (date on inception) through period ended December 31, 2004, the directors of the Company paid certain organization costs, exploration costs and certain office expenses on behalf of the Company totaling $8,460. This balance remains outstanding at December 31, 2004, and is included in the accompanying financial statements as Indebtedness of related parties. Interest expense related to the unpaid balance is contributed by the Company's president, director, and shareholder and is calculated at 5% per annum with a corresponding credit to additional paid-in capital in amount of $158 (unaudited) and $118 (unaudited) for three months ended March 31, 2005 and 2004 and $457 and $450 for years ended December 31, 2004 and 2003, respectively.


In December 2001, the Company sold 350,000 shares of its restricted common stock to its officers and directors for $3,500 or $.01 per share.

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

(3)     MINERAL  CLAIMS

RED  BIRD  CLAIM

The property is located 3 km northwest of Tulameen, B.C. It occupies the upland area immediately west of Otter Lake. The southern part of the claims covers the crest and slopes of the southeasterly trending ridge between Mount Rabbitt and Mount Riddell.

The claims extend north from the Lawless Creek logging road, 2.5 to 5.0 km west of Tulameen, to Lockie (Boulder) Creek, an easterly flowing tributary of Otter Creek.

The upper slopes of Rabbit and Boulder Mountains are gently sloping with deeply incised creek canyons. The slopes of the valleys of the Tulameen River, Otter Valley and Lockie Creeks, are steep to precipitous. Elevations vary from 470 metres in Lockie Creek to slightly over 1,500 metres on Rabbit and Boulder
Mountains.   The  Red  Bird  Showing  is  at  an  elevation  of  1,469  metres.

Access to the various showings is provided by steep four-wheel drive roads at the south ends of the property. The Rabbit Mountain area is accessible by a network of roads, which leave the main Lawless Creek road between 3.5 and 8.0 km west of Tulameen. The town of Princeton on the Southern Trans-Provincial Highway is 27 km by paved highway southeast of Tulameen. The Canadian Pacific Railway follows the Otter Valley immediately east of the property. The
Coquihalla  Toll  Highway  is  located  12  km  to  the  west  of  the property.

The Red Bird Property is held by one modified grid claim and five 2-post claims as listed:

                         LIST OF CLAIMS




                 Tenure    # of     Current
Claim Name       Number    Units     Size        Expiry Date
Red Bird.   . .  412526     20       4S5E       July 23, 2006
Red Bird 1.   .  412527      1      2 post      July 23, 2006
Red Bird 2.   .  412528      1      2 post      July 23, 2006
Red Bird 3. .    412529      1      2 post      July 23, 2006
Red Bird 4.   .  412530      1      2 post      July 23, 2006
Red Bird 5. .    412531      1      2 post      July 23, 2006
                          -----
  Total Units               25
                          ======



Henley  Ventures Inc. has acquired the Red Bird Property by Bill of Sale from R.
J. Billingsley. The claims are still registered in R B Billingsley's name (FMC 139085) as of May 2005. The risk inherent in the Red Bird being held in the name of a non-related party is that the party in question could sell it to another third party without the permission or knowledge of the Company and thereby resulting in the Company losing its interest in the Red Bird, even though the Company has legal ownership. Only through the legal system might the Company be able to recover its interest in the Red Bird. This would be a costly matter and may take many years to resolve.

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


A fractional claim (Rainbow 6, Tenure Number 371270) occurs in the center of the Red Bird Claim and is in good standing until August 21, 2005. The size of the Rainbow 6 Claim is dependant on the exact location of the forfeited Tyee 1-4 Claims. It is recommended that Henley Ventures Inc. approach the owner of the Rainbow 6 mineral claim, Thomas Lisle, to understand what are his terms of option. There are several placer claims along Lockie Creek, which should not normally interfere with the Red Bird Mineral claims. Each unit is 25ha giving the Red Bird Property a nominal area of 625ha.

Two  2-post  claims  supercede  parts  of  Red  Bird  1  and  2.

Mineral Title of British Columbia is held via the Mineral Act. Claims are kept in good standing by applying appropriate assessment work in the amount of $100 per unit per year for the first 3 years and then $200 per unit per year thereafter.

The Red Bird Property is a large claim block which covers a number of old gold and copper showings, which were first discovered in the early part of the century. A considerable amount of somewhat disjointed exploration, including geochemistry, geophysics, geology, trenching and diamond drilling has been completed since 1965. However, due to the number of different operators the database is somewhat fragmented. As a consequence, the strategy behind some of the diamond drilling programs is not immediately clear from the available reports.

A probable stratabound horizon of massive sulfide mineralization has been recognized on the property. The sulfide horizons appear stratabound, lensoid and show remarkable potential strike length. Sulfide mineralization is hosted in andesitic to rhyolitic fragmental rocks, which may also replace massive sulfide mineralization along strike as barren pyretic schists. The massive sulfide mineralization is tabular to lensoid in shape and apparently concordant with layering in country rocks, trending northerly and dipping shallowly to the west. Thickness of the horizons ranges form approximately one to four metres and sulfide mineralization may contain lenses of acid and intermediate volcanic rocks. Numerous small scale faults transect and offset sulfide mineralization.

Known sulfide occurrences include the Motherlode-Spokane, Red Bird, Shamrock, Thynne, and Hilltop (Lloyd George) showings on the south side of Lockie Creek.

Geological mapping of the volcanic succession is essential in predicting the location of mineralized alkalic plutons. The common occurrence of magnetite with alkalic intrusions suggest that replotting and reinterpretation of previous magnetic data will aid in defining target areas. Drilling to test geological targets is envisaged.

4.     CAPITAL  STOCK

On September 15, 2004, the directors approved the granting of stock option to one of its directors whereby 100,000 common shares could be exercised at the price of $0.10 per shares on or before September 15, 2009 in whole or in part with a vesting at the rate of 25,000 options at the beginning of every three month period commencing September 15, 2004 while the director serves of the Company. (See Note 6)


On August 2004, the Company sold 100,000 common shares at a price of $0.10 per share under Offering Memorandum dated August 23, 2004 through its own "best efforts". The price of $0.10 per share was determined by the Board of Directors
based  on  "good  faith  estimates".   All  shares  of  common  stock

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

offered wee subject to resale restrictions under Regulation D, Rule 504. Proceeds from the sale of common shares totaled $7,500, net of offering cost of $2,500.


On June 2004, the Company sold 1,000,000 common shares at a price of $0.01 per share under Offering Memorandum dated June 15, 2004 through its own "best efforts". The price of $0.01 per share was determined by the Board of Directors based on "good faith estimate". All shares of common stock offered were subject to resale restrictions under Regulation D, Rule 504. Gross proceeds from the sale of common shares totaled $7,500, net offering cost of $2,500. Following the June and August 2004 stock sales, the Company had 1,450,000 common shares issued and outstanding.


(5)     INCOME  TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:


                                                  DECEMBER  31,
                                             ---------------------------
                                              2004            2003
                                           ----------      -----------

     U.S. statutory federal rate             15.00 %          15.00 %
     Contributed rent and services           -6.83 %         -12.26 %
     Net operating loss for which no tax
        benefit is currently available       -8.17 %          -2.74  %
                                            --------         -------
                                              0.00 %           0.00 %
                                            =========        ========



At December 31, 2004, the Company had a net operating loss carryforward for federal income tax purposes of approximately $86,431, which was fully allowed for in the valuation allowance of $86,431. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the years ended December 31, 2004 and 2003 was $28,666 and $15,961, respectively. Due to the uncertainty of the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in the accompanying financial statements. The net operating loss carryforward will expire through the year 2024.


6.     STOCK  OPTION  PLAN

On September 15, 2004, the directors approved the granting of stock options to one of its directors whereby 100,000 common shares could be exercised at a price of $0.10 per shares on or before September 12, 2009 in whole or in part with a vesting at the rate of 25,000 options at the beginning of every three month period commencing September 15, 2004 while the director serves to the Company.

The  status  of  the  Company's  stock-option  plan  is  summarized  as follows:

                              HENLEY VENTURES, INC.
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS






                                                Weighted
                                                 Average
                                    Number      Exercise
                                   of Shares     Price
                                   ---------  ------------
Outstanding at December 31, 2003.          -      $      -
Granted . . . . . . . . . . . . .    100,000          0.10
Exercised . . . . . . . . . . . .          -             -
Canceled. . . . . . . . . . . . .          -             -
                                   ---------      --------
Outstanding at December 31, 2004.    100,000      $   0.10
Granted (unaudited) . . . . . . .          -             -
Exercised (unaudited) . . . . . .          -             -
Canceled (unaudited). . . . . . .          -             -
                                   ---------  ------------
Outstanding at March 31, 2005
    (unaudited) . . . . . . . . .    100,000      $   0.10
                                   =========      ========


Options exercised
    at December 31, 2004. . . . .     50,000      $   0.10
                                   =========      ========
Options exercised
    at March 31, 2005 (unaudited)     75,000      $   0.10
                                   =========      ========


The weighted average fair value of options granted during September 2004 estimated on the date of grant using the Black-Scholes option-pricing model was $.015. The fair value of options granted is estimated on the date of the grant using the following assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 3.39% and an expected life of five years.

Had compensation cost for the Company's stock option grants been determined consistent with SFAS 123, the Company's net income (loss) and net income (loss) per share would approximate the pro forma amounts below:







                                           For the            For the
                                      Three months ended     Year Ended
                                          March 31,         December 31,
                                             2005               2004
                                         (unaudited)
                                     -------------------    --------------
Net loss
  As reported . . . . . . . . . . .         $    (13,516)      $ (28,666)
     Increased loss due to:
        Employee stock option plan.                 (375)           (750)
                                               ----------       ---------
   Pro forma. . . . . . . . . . . .         $    (13,891)      $ (29,416)
                                               ==========       =========
Loss per common shares
  As reported . . . . . . . . . . .         $      (0.01)      $   (0.05)
                                               ==========       =========
  Pro forma . . . . . . . . . . .        .  $      (0.01)      $   (0.05)
                                               ==========       =========


ITEM  23.     CHANGES  IN  AND  DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL  DISCLOSUREITEM  23.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON  ACCOUNTING  AND  FINANCIAL  DISCLOSURE

     The principal accountant's report, rendered by Cordovano &Honeck, P.C., Denver, Colorado, on the financial statements did not contain adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles. No decision has been made by the shareholders of Henley to change independent accountants since their appointment by the Board of Directors on June 30, 2004. There has been no disagreement with the auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

DEALER  PROSPECTUS  DELIVERY  INSTRUCTIONS

     Until          ,  2005,  all  dealers  that  effect  transactions  in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

              PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM  24.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Nevada Revised Statutes 78.037 provides that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers and directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director's or officer's liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Articles of Incorporation provides that a director or officer is not personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300.

     Additionally, our By-laws provide that we will indemnify our officers and directors to the fullest extent permitted by the Nevada Revised Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to Henley's best interest, and with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, we will pay the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

     Subsection (1) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (2) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Subsection (3) of Section 78.7502 of the Nevada Revised Statutes provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney's fees) actually and reasonable incurred by him or her in connection therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, Henley has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

     ARTICLES AND BYLAWS. Henley's Articles of Incorporation (Article 12) and Henley's Bylaws (Article 11) provide that Henley shall, to the fullest extent permitted by law, indemnify all directors of Henley, as well as any officers or employees of Henley to whom Henley was agreed to grant indemnification.

ITEM  25.     OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The  estimated  expenses  of  this  prospectus:





                     Description                    Amount
             -------------------------              ------
             Accounting and auditing .             $ 6,000
             Legal and preparation of
                  Documents. . . . . .               5,000
             Miscellaneous . . . . . .                 200
             Printing and photocopying                 200
             SEC Registration fee. . .                 100
             Transfer agent's fees . .                 500
                                                   -------

             Offering expenses. .               .  $12,000
                                                   =======


Note:  except  for the SEC registration fee, all other expenses are an estimate.

     The selling security holders will not be responsible for any of the above expenses.

ITEM  26.     RECENT  SALES  OF  UNREGISTERED  SECURITIES


     From inception through to May 31, 2005, we have issued and sold the following unregistered shares of its common stock (the aggregated value of all such offerings did not exceed $1,000,000):


(i)     Subscription  for  shares  by  Directors  and  Officers

     On June 11, 2002, we issued to our President, Sam Hirji, 150,000 shares, to our Secretary Treasurer, Herb Moeller, 100,000 shares and to another director, Claus Andrup, 100,000 shares; all these shares being issued at a price of $0.01 per share.

     These shares are restricted since they were issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After this stock has been held for one year, Sam Hirji, Herb Moeller or Claus Andrup could each sell within a three month period a percentage of their shares based on 1% of the outstanding stock in Henley. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are "stop transfer" instructions placed against these certificates and a legend has been imprinted on the stock certificates themselves. We are registering for re-sale each from Sam Hirji and Herbert Moeller as part of the shares pursuant to this prospectus.

(ii)     Subscription  for  1,000,000  shares

     On June 23, 2004, we accepted subscriptions from 24 investors in the amount of 1,000,000 shares at a price of $0.01 per share. In all cases, the consideration was cash. These shares were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not US Persons as the term is defined in Regulation S. We are registering the resale of these common shares issued as part of the shares pursuant to this prospectus. There are "stop transfer" instructions placed against the certificates representing these shares and a legend has been imprinted on the stock certificates. These owners of record of this stock do not own 5% of our outstanding shares and therefore were not controlling shareholders and none of them were officers and directors of our company.

(iii)     Subscription  for  100,000  shares

     On  August  31,  2004,  we  accepted subscriptions from 12 investors in the amount of 100,000 shares at a price of $0.10 per share. In all cases the consideration was cash. These shares were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not US Persons as the term is defined in Regulation S. We are registering the resale of these common shares issued as part of the shares pursuant to this prospectus. There are "stop transfer" instructions placed against the certificates representing these shares and a legend has been imprinted on the stock certificates. These owners of record of this stock do not own 5% of our outstanding shares and therefore were not controlling shareholders and none of them were officers and directors of Henley.

ITEM  27.     EXHIBITS






EXHIBIT
  NO.                       DESCRIPTION
-------             -----------------------------

  5       Opinion re. Legality

 11       Statement re: Computation of per share earnings

 23       Consent of experts and counsel
          23.1    Consent of legal counsel (refer to Exhibit 5)
          23.2  Consent of independent accountants










EXHIBIT
  NO.                                            DESCRIPTION
--------                   --------------------------------------------------

3       Corporate Charter (incorporated by reference from Henley's Registration
          Statement on Form SB-2 filed on February 1, 2005)

        3 (i)   Articles of Incorporation (incorporated by reference from Henley's
                Registration Statement on Form SB-2 filed on February 1, 2005)

        3 (ii)  By-laws (incorporated by reference from Henley's Registration
                Statement on Form SB-2 filed on February 1, 2005)

4       Stock Specimen (incorporated by reference from Henley's Registration
           Statement on Form SB-2 filed on February 1, 2005)

10      Material contracts

        10.1  Transfer Agent and Registrar Agreement (incorporated by reference from Henley's Registration Statement on Form SB-2 filed on
          February 1, 2005)
        10.2  Bill of Sale Absolute - Red Bird (incorporated by reference from
           Henley's Registration Statement on Form SB-2 filed on February 1,
           2005)
        10.3  Bill of Sale Absolute - HV (incorporated by reference from Henley's
           Registration Statement on Form SB-2 filed on February 1, 2005)

14      Code of Ethics (incorporated by reference from Henley's Registration
           Statement on Form SB-2 filed on February 1, 2005)

23      Consent of experts and counsel
        23.3 Consent of John J. Watkins, Professional Geologist (incorporated by reference from Henley's Registration Statement on Form SB-2 filed on February 1, 2005)
        23.4 Consent of J.T. Shearer, M.Sc., Professional Geologist (incorporated by reference from Henley's Registration Statement on Form SB-2 filed on February 1, 2005)

          99.1 Indemnification Agreement (example) (incorporated by reference from Henley's Registration Statement on Form SB-2 filed on
             February 1, 2005)
          99.2  Audit Committee Charter (incorporated by reference from Henley's
              Registration Statement on Form SB-2 filed on February 1, 2005)
          99.3  Share Purchase Agreement (incorporated by reference from Henley's
              Registration Statement on Form SB-2 filed on February 1, 2005)


ITEM  28.     UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The  undersigned  registrant  hereby  undertakes:

1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

a.     To  include any prospectus required by Section 10(a)(3) of the Securities
Act;

b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registrant statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b)(S 230.424(b)) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registrant Fee" table in the effective registration statements; and

c. To include any additional or changed material information with respect to the plan of distribution.

2. For determining liability under the Securities Act to treat each such post-effective amendment as a registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2A and authorized this registration to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada.



Dated:  June 20, 2005

                                               HENLEY  VENTURES  INC.


                                                 /s/  "Sam  Hirji"
                                             --------------------------
                                                     Sam  Hirji
                                            Principal  Executive  Officer
                                               President  and  Director

KNOW ALL MEN BY THESE PRESENT, that each of the persons whose signatures appear below constitutes and appoint Sam Hirji, as true and lawful attorney-in-fact and agent, with full power to substitution, for his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granted unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act 1933, this registration statement was signed by the following person in the capacities and on the dates indicated.



Dated: June 20, 2005



/s/  "Sam  Hirji"
-----------------
Sam  Hirji
Principal  Executive  Officer,  President  and  Director



/s/  "Herbert  Moeller"
-----------------------
Herbert  Moeller
Principal  Financial  Officer,  Controller,
Secretary  Treasurer  and  Director